Exhibit 2.1
SHARE PURCHASE AGREEMENT
BY AND AMONG
JOSE B. SARDINAS, JR., as Trustee and Individually
MARIO CATALANO, as Trustee and Individually
CAROLYN M. JANG YEAZEL
OCTAVIO EMILIO SILVA
MICHAEL A. BARCEY

VSE AVIATION, INC.

VSE CORPORATION

and

SELLERS' REPRESENTATIVE

dated as of
January 10, 2019

Page

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	PURCHASE AND SALE	12
2.01	Purchase and Sale	12
2.02	Purchase Price	12
2.03	Transactions to be Effected at the Closing	13
2.04	Purchase Price Adjustment	15
2.05	Closing	17
2.06	Earn-Out	17
ARTICLE 3	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS	20
3.01	Authority	20
3.02	Execution and Delivery; Valid and Binding Agreement	20
3.03	No Conflicts	20
3.04	Ownership	20
3.05	Certain Obligations	21
3.06	Seller's Certificates	21
3.07	No Other Representations and Warranties	21
ARTICLE 4	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES	21
4.01	Organization, Authority and Qualification of the Companies	21
4.02	Capitalization	21
4.03	No Breach	22
4.04	Financial Matters	22
4.05	Undisclosed Liabilities; Indebtedness	22
4.06	Absence of Certain Changes	23
4.07	Material Contracts	24
4.08	Title to Assets; Leased Real Property	25
4.09	Intellectual Property	26
4.10	Insurance	26
4.11	Legal Proceedings; Governmental Orders	26
4.12	Compliance With Laws; Permits	26
4.13	Environmental Matters	27
4.14	Employee Benefit Matters	27
4.15	Employment Matters	29
4.16	Taxes	29
4.17	Federal Aviation Administration Matters	31
4.18	Export Control Matters	32
4.19	Import Compliance Matters	32
4.20	Inventory	33
4.21	Customers and Suppliers	33
4.22	Product Warranty	33
4.23	Product Liability	34
4.24	Product Recalls	34

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(continued)
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4.25	Accounts Receivable	34
4.26	Brokers	34
4.27	Related Persons	34
4.28	Absence of Certain Liabilities	34
4.29	Rebates	34
4.30	Certain Government Contract Matters	35
4.31	Cumulative Exceptions	35
4.32	No Other Representations and Warranties	35
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	35
5.01	Organization and Authority of Buyer	35
5.02	No Conflicts; Consents	36
5.03	Investment Purpose	36
5.04	Brokers	36
5.05	Sufficiency of Funds	36
5.06	Legal Proceedings	36
5.07	Independent Investigation	37
5.08	No Other Representations and Warranties	37
ARTICLE 6	COVENANTS	37
6.01	Conduct of Business Prior to the Closing	37
6.02	Access to Information	38
6.03	Notice of Certain Proceedings; Supplements to Disclosure Schedules	38
6.04	Employees; Benefit Plans	39
6.05	Plant Closings and Mass Layoffs	39
6.06	Director and Officer Indemnification and Insurance	39
6.07	Governmental Approvals and Other Third-Party Consents	40
6.08	Books and Records	41
6.09	Closing Conditions	42
6.10	No Negotiation	42
6.11	Public Announcements	42
6.12	Confidentiality	42
6.13	Non-Competition; Non-Solicitation	43
6.14	Representations and Warranties Insurance Policy	44
6.15	Use of Certain Name	45
6.16	Financing Cooperation	45
6.17	Payment of XLS Fees and Expenses	45
6.18	Tax Withholdings	46
6.19	Operation of the Companies Following the Closing Date	46
6.20	Delta Adjustment Amount	47
6.21	Further Assurances	47
ARTICLE 7	TAX MATTERS	47
7.01	Tax Covenants	47
7.02	Seller Tax Returns	48
7.03	Straddle Tax Returns	49

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(continued)
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7.04	Refunds	50
7.05	Termination of Existing Tax Sharing Agreements	50
7.06	S Election	50
7.07	Section 338(h)(10) Election	50
7.08	Cooperation	53
7.09	Allocation of Purchase Price	53
7.10	Tax Contests	54
7.11	Conflict	55
ARTICLE 8	CONDITIONS TO CLOSING	55
8.01	Condition to Obligations of Both Parties	55
8.02	Conditions to Obligations of Sellers	55
8.03	Conditions to Obligations of Buyer	56
ARTICLE 9	INDEMNIFICATION	56
9.01	Survival	56
9.02	Indemnification by Sellers	57
9.03	Indemnification by Buyer	58
9.04	Certain Limitations	58
9.05	Sources of Recovery	59
9.06	Indemnification Procedures	60
9.07	Tax Treatment of Indemnification Payments	62
9.08	Exclusive Remedy	62
9.09	Right of Setoff	63
ARTICLE 10	TERMINATION	63
10.01	Termination	63
10.02	Effect of Termination	64
10.03	Fees and Expenses Following Termination	64
ARTICLE 11	MISCELLANEOUS	65
11.01	Expenses	65
11.02	Notices	65
11.03	Recitals; Interpretation	66
11.04	Headings	66
11.05	Severability	66
11.06	Entire Agreement	67
11.07	Successors and Assigns	67
11.08	No Third-Party Beneficiaries	67
11.09	Amendment and Modification; Waiver	67
11.10	Enforcement Costs	67
11.11	Governing Law; Jurisdiction; Dispute Resolution Process	68
11.12	No Construction Against Draftsmen	68
11.13	Captions	68
11.14	Counterparts; Effectiveness	68
11.15	Equitable Remedies	69
11.16	Sellers' Representative	69

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(continued)
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11.17	Certain Disclaimers	70
11.18	Legal Representation	70
11.19	POST-CLOSING REPRESENTATION OF SELLERS AND SELLERS' REPRESENTATIVE BY GUNSTER	71
11.20	Attorney-Client Privilege	71
11.21	Terminations of Share Restriction Agreement and Consents and Waivers With Respect to Share Restriction Agreement	72
11.22	JURY WAIVER	72

SCHEDULES

Schedule 1.01(a)    Closing Working Capital Amount Calculation
Schedule 1.01(b)    Permitted Encumbrances
Schedule 1.01(c)    Estimated Pre-Closing Transaction Expenses
Schedule 1.01(d)    Seller Applicable Percentages
Schedule 2.02(b)(i)    Wire Instructions of Sellers and Sellers' Representative
Schedule 2.03(b)(vii)    Officers and Directors of the Companies
Schedule 6.01    Conduct of Business Prior to the Closing
Schedule 8.03(c)    Required Consents

SECTIONS OF THE DISCLOSURE SCHEDULES
DS Section 4.01(b)    Organization, Authority and Qualification of the Companies
DS Section 4.02    Equity Interests Ownership
DS Section 4.03    No Breach
DS Section 4.04    Financial Statements

DS Section 4.05(a)	Undisclosed Liabilities
DS Section 4.05(b)    Indebtedness

DS Section 4.06	Absence of Certain Changes
DS Section 4.07    Material Contracts
DS Section 4.08(a)    Leased Real Property
DS Section 4.08(b)    Title to Assets, etc.
DS Section 4.09(a)    Right to Intellectual Property
DS Section 4.09(c)    No Conflict
DS Section 4.10    Insurance
DS Section 4.11    Legal Proceedings; Governmental Orders
DS Section 4.12    Compliance with Laws; Permits
DS Section 4.13(a)    Environmental Laws
DS Section 4.13(b)    Environmental Permits
DS Section 4.13(c)    Hazardous Material

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DS Section 4.14(a)    Benefit Plans
DS Section 4.14(b)    Benefit Plan Exceptions
DS Section 4.15(a)    Labor
DS Section 4.15(b)    Employees
DS Section 4.15(c)    Employee Legal Proceedings
DS Section 4.16    Tax Exceptions
DS Section 4.17    FAA Matters
DS Section 4.17(b)    FAA Permits
DS Section 4.17(c)    Parts Manufacturer Approvals
DS Section 4.17(d)    Designated Engineering Representative Repairs
DS Section 4.18(a)    Export Control Laws
DS Section 4.20    Inventory
DS Section 4.21(a)    Material Customers
DS Section 4.21(b)    Material Suppliers
DS Section 4.22    Product Warranty
DS Section 4.24    Product Recalls
DS Section 4.25    Accounts Receivable
DS Section 4.27    Related Persons
DS Section 4.28    Absence of Certain Liabilities
DS Section 4.29    Rebates
DS Section 4.30    Certain Government Contract Matters

EXHIBITS
Exhibit A        Composite Employment Agreements
Exhibit B        Escrow Agreement
Exhibit C        FAA Accepted Capability List
Exhibit D        Gross Profit; Earn-Out Calculations
Exhibit E        Representations and Warranties Insurance Policy

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of January 10, 2019 (the "Effective Date"), is entered into by and among Jose B. Sardinas, Jr., as Trustee of the Revocable Trust Agreement of Jose B. Sardinas, Jr., dated May 19, 2015, and individually (collectively as Trustee and individually, "Sardinas"), Mario Catalano, as Trustee of the Revocable Trust Agreement of Mario Catalano, dated November 20, 2014, and individually (collectively as Trustee and individually, "Catalano"), Carolyn M. Jang Yeazel, an individual ("Yeazel"), Octavio Emilio Silva, an individual, and Michael A. Barcey, an individual (each a "Seller" and, collectively, the "Sellers"), VSE Aviation, Inc., a Delaware corporation ("Buyer") wholly owned by VSE Corporation, a Delaware corporation ("Buyer's Parent"), Buyer's Parent solely for the purposes of Sections 6.16, 6.18 and 9.09 and Article 11, and Catalano as Sellers' Representative. Sellers, Buyer, Buyer's Parent and Sellers' Representative are sometimes referred to in this Agreement as, collectively, the "Parties" and individually, a "Party."
RECITALS:
A.    Sellers own all of the issued and outstanding common stock of 1st Choice Aerospace Inc., a Florida corporation ("Florida Company"), and 1st Choice Aerospace Inc., an Ohio corporation ("Ohio Company;" each, a "Company," and, collectively, the "Companies").
B.    The ownership of all of the Companies' issued and outstanding common stock (the "Equity Interests") by each of the Sellers is set forth on DS Section 4.02.
C.    Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Equity Interests, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements, terms and conditions set forth in this Agreement, the receipt and adequacy of which consideration is hereby conclusively acknowledged, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:
"2019 Calculation Period" means the period beginning on January 1, 2019 and continuing through December 31, 2019.
"2019 Gross Profit Excess" means (i) the Gross Profit during the 2019 Calculation Period, less (ii) $20,000,000.
"2020 Calculation Period" means the period beginning on January 1, 2020 and continuing through December 31, 2020.
"2020 Gross Profit Excess" means (i) the Gross Profit during the 2020 Calculation Period, less (ii) $22,000,000.
"Accounting Referee" has the meaning set forth in Section 2.04(b)(iv).

"Action" means any action, suit, claim, investigation, administrative proceeding or other legal proceeding.
"Actual Fraud" means, with respect to any Person, the intentional (and not constructive) fraud of such Person effected by such Person making a representation or warranty contained in this Agreement with the actual (and not constructive) knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the intention of inducing the Person to whom such representation or warranty was made (the "Recipient") to enter into or consummate the Transactions and upon which Recipient has reasonably relied to its detriment.
"Accounts Receivable" has the meaning set forth in Section 4.25.
"Active Employee" has the meaning set forth in Section 4.15(b).
"Adjusted Gross-up Payment" has the meaning set forth in Section 7.07(e).
"Affiliate" of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Aggregate Allocated Amount" has the meaning set forth in Section 7.07(b).
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Assumed Capital Gains Rate" has the meaning set forth in Section 7.07(d).
"Assumed Non-Capital Gains Rate" has the meaning set forth in Section 7.07(d).
"Balance Sheet" has the meaning set forth in Section 4.04.
"Balance Sheet Date" has the meaning set forth in Section 4.04.
"Base Working Capital Amount" means $9,595,000.
"Benefit Plan" has the meaning set forth in Section 4.14(a).
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Fort Lauderdale, Florida are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble to this Agreement.
"Buyer Benefit Plans" has the meaning set forth in Section 6.04(c).
"Buyer's Parent" has the meaning set forth in the preamble to this Agreement.
"Buyer Indemnified Parties" has the meaning set forth in Section 9.02.

"Calculation Period" means the 2019 Calculation Period or the 2020 Calculation Period, as applicable.
"Catalano" has the meaning set forth in the preamble to this Agreement.
"CFS" has the meaning set forth in Section 4.26.
"Change in Control" means one or more of the following: (a) the consummation of any transaction or series of transactions (including a sale of equity securities of Buyer or either of the Companies or a recapitalization of Buyer or either of the Companies) in which a Person or a group of Persons, other than an Affiliate of Buyer, acquires equity securities of Buyer or either of the Companies representing more than 50% of the ordinary voting power to elect directors of Buyer or either of the Companies, as applicable; (b) any merger or consolidation in which Buyer or either of the Companies (as applicable) is not the surviving entity; (c) any reverse merger in which the Buyer or either of the Companies is the surviving entity but in which all of Buyer's or either of the Companies' outstanding voting stock is transferred to the acquiring entity or its wholly owned subsidiary; or (d) the sale, transfer or other disposition of all or substantially all of the assets of Buyer or either Company in a single transaction or a series of transactions and whether by merger, purchase of assets, recapitalization or otherwise to any Person or Persons.
"Closing" has the meaning set forth in Section 2.05.
"Closing Balance Sheet" means the combined balance sheet for the Companies as of 11:59 pm (Eastern Time) on the Closing Date, without giving effect to the Closing, that (a) fairly presents the combined financial position of the Companies as of such date on a basis consistent with the presentation in the Balance Sheet and (b) includes line items substantially consistent with those used in the preparation of the Balance Sheet.
"Closing Cash Amount" means all cash and cash equivalents (including marketable securities) held by the Companies as of as of 11:59 pm (Eastern Time) on the Closing Date, without giving effect to the Closing, and calculated on a combined basis and calculated in accordance with the concepts set forth on Schedule 1.01(a), in each case, including checks and drafts deposited for the account of the Companies.
"Closing Certificate" has the meaning set forth in Section 2.04(b)(ii).
"Closing Date" has the meaning set forth in the Section 2.05.
"Closing Statement" has the meaning set forth in Section 2.03(a)(i).
"Closing Working Capital Amount" means the Working Capital as of 11:59 pm (Eastern Time) on the Closing Date, without giving effect to the Closing, and calculated in accordance with the methodology set forth on Schedule 1.01(a).
"Code" means the Internal Revenue Code of 1986.
"Company" or "Companies" has the meaning set forth in the recitals to this Agreement.
"Company Continuing Employee" has the meaning set forth in Section 6.04(a).

"Company Customer" has the meaning set forth in Section 6.13(b)(iii).
"Company Indebtedness Payments" has the meaning set forth in Section 2.02(b)(iii).
"Company Information" has the meaning set forth in Section 6.12(b).
"Company Intellectual Property" has the meaning set forth in Section 4.09(b).
"Competitive Activity" has the meaning set forth in Section 6.13(b)(ii).
"Competitor" has the meaning set forth in Section 6.13(b)(i).
"Confidentiality Agreement" means the confidentiality letter agreement with respect to Project Eagle, dated July 27, 2018, executed by Buyer's Parent.
"Data Room" means the electronic documentation site provided by Firmex and established by the Companies on behalf of Sellers, before 11:59 pm (Eastern Time) on the third Business Day before the Closing Date.
"Deductible" has the meaning set forth in Section 9.04(a).
"DER Repairs" has the meaning set forth in Section 4.17(b).
"Direct Claim" has the meaning set forth in Section 9.06(c).
"Disclosure Schedules" means the Disclosure Schedules dated as of the date hereof and delivered by Sellers to Buyer concurrently with and as a part of the execution and delivery of this Agreement.
"Dollars" or "$" means the lawful currency of the United States.
"DS Section" has the meaning set forth in Section 11.03
"Earn-Out Calculation" has the meaning set forth in Section 2.06(b)(i).
"Earn-Out Calculation Statement" has the meaning set forth in Section 2.06(b)(i).
"Earn-Out Payment" has the meaning set forth in Section 2.06(a).
"Effective Date" has the meaning set forth in the preamble to this Agreement.
"Electronic Delivery" has the meaning set forth in Section 11.14.
"Employees" mean those individuals employed by any Company immediately prior to the Closing.
"Employment Agreements" means, collectively, the five Executive Employment Agreements, each by and between a Company and one of Mario Catalano, Jose B. Sardinas, Jr., Michael Barcey, Octavio Silva or Christopher Yeazel in the form and substance attached hereto as Composite Exhibit A.
"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, assignment, claim, conditional sale or other title retention agreement, easement, encroachment, third party rights or any other similar encumbrance(s) affecting the leasehold interest in any Leased Real Property or title to any personal property.
"Environmental Claim" means any Action by any Person alleging liability resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged violation of any Environmental Law.
"Environmental Law" means any applicable Law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land), natural resources or human health and safety or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, Release, threatened Release or other handling of any Hazardous Materials or the investigation, clean-up or other remediation or analysis thereof.
"Environmental Notice" means any written directive or notice of violation or infraction respecting any Environmental Claim relating to actual or alleged violation of any Environmental Law or any term or condition of any Environmental Permit.
"Environmental Permit" means any Permit, letter, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"Equity Interests" has the meaning set forth in the recitals to this Agreement.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means each Person which is or was required to be treated as a single employer with either Company under Code Section 414 or ERISA Section 4001(b)(1).
"Escrow Agent" means Wells Fargo Bank, N.A.
"Escrow Agreement" means that certain Escrow Agreement, by and among Buyer, Escrow Agent and Sellers' Representative, in the form and substance attached as Exhibit B.
"Estimated Closing Certificate" has the meaning set forth in Section 2.04(a)(i).
"Estimated Closing Cash Amount" means the Closing Cash Amount as estimated and determined by Sellers' Representative in accordance herewith as of three Business Days prior to the Closing.
"Estimated Closing Working Capital Amount" means the Closing Working Capital Amount as estimated and determined by Sellers' Representative in accordance herewith as of three Business Days prior to the Closing, and calculated in accordance with the methodology set forth on Schedule 1.01(a).
"Export Control Law" means with respect to either Company the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Emergency Economic Powers Act, the antiboycott and embargo regulations and guidelines issued under the Export Administrative Act and International Emergency Economic Powers Act (and other legal authority), the economic sanctions regulations of the United States Department of the Treasury, Office of Foreign Assets Control, United States/Canada Joint Certification Program and United States Customs requirements, including the various regulations promulgated under such Laws and enforced by the United States Department of Homeland Security, Customs & Border Protection.
"FAA" has the meaning set forth in Section 4.19(a).
"FAA Accepted Capability List" means the 1st Choice FAA Accepted Capability List, a current copy of which, as of the Effective Date, is attached as Exhibit C.
"FAA Permits" has the meaning set forth in Section 4.17(b).
"Family" has the meaning set forth in Section 4.27.
"Final Determination" means, with respect to any Tax subject to a Tax Contest, (a) the resolution of the Tax Contest pursuant to an agreement between Buyer, Sellers or the Companies, as the case may be, and the taxing authority or (b) the entry of a final judgment by a court of competent jurisdiction with respect to the Tax Contest and either (i) the expiration of the period of time for any party to file an appeal without any such party filing such appeal or (ii) the resolution of all such appeals.
"Final Working Capital Amount" means the Closing Working Capital Amount (a) as shown in Closing Certificate delivered pursuant to Section 2.04(b)(ii) if no notice of disagreement with respect thereto is delivered by Sellers' Representative pursuant to Section 2.04(b)(iii); (b) if such a notice of disagreement is delivered, as agreed by Buyer and Sellers' Representative pursuant to Section 2.04(b)(iv); or (c) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.04(b)(iv).
"Financial Statements" has the meaning set forth in Section 4.04.
"Financing" means the funds Buyer and Buyer's Parent expect to borrow in such amount sufficient to enable Buyer to consummate the Closing under the Fourth Amended and Restated Business Loan and Security Agreement, dated January 5, 2018, by and among Buyer's Parent and other Borrower parties thereto (consisting of subsidiaries of Buyer's Parent, including Buyer), Citizens Bank of Pennsylvania, Citizens Bank, National Association and a syndicate of several other banks, as such agreement may be amended, modified or supplemented, together with any alternative or supplemental financing for the Transactions.
"Florida Company" has the meaning set forth in the recitals to this Agreement.
"GAAP" means United States generally accepted accounting principles in effect from time to time, consistently applied by the Companies.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of, or regulatory or administrative body of, any such government or political subdivision, or any arbitrator, court, judicial authority or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Gross-up Payment" has the meaning set forth in Section 7.07(d).

"Gross Profit" means, with respect to any specific period, the Companies' combined (a) revenue, less (b) cost of goods sold calculated (i) in a manner consistent with the manner in which such calculations were made by the Companies before the Closing (including the exclusion of shipping costs, commissions, rebates and warranty and other reserve accruals from costs of goods sold) and (ii) in accordance with the principles set forth on Exhibit D. Notwithstanding anything to the contrary in this definition of "Gross Profit" (other than in the immediately following sentence) if there is any conflict between Exhibit D and anything else in this definition of "Gross Profit," Exhibit D shall govern to the extent of such conflict.
"Gunster" has the meaning set forth in Section 11.18.
"Hazardous Materials" means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, or toxic, or otherwise regulated under Environmental Laws.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
"Indebtedness" means, with respect to either Company, any and all (a) indebtedness for borrowed money, whether secured or unsecured or evidenced by notes, debentures, bonds or other debt instruments, including all outstanding principal, interest (or interest equivalent) and other amounts payable with respect thereto; (b) guaranties of any of the items set forth in the foregoing clause (a); (c) letters of credit, issued for the account thereof, in each case only to the extent drawn upon and for which a reimbursement obligation is due and payable; (d) obligations under leases required in accordance with GAAP to be recorded as capital leases; (e) off-balance sheet financing, including synthetic leases and project financing; (f) obligations for the deferred purchase price of property (other than inventory) or services, including all earn out and similar contingent payment obligations arising from the acquisition of any ongoing business; (g) purchase price indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (h) indebtedness secured by a purchase money mortgage or security interest or similar encumbrance; and (i) any fees, penalties, premiums or accrued and unpaid interest or other expenses, including prepayment penalties, make-whole payments and consent or breakage fees, with respect to the items in each of the foregoing clauses (a) through (h).
"Indemnified Party" has the meaning set forth in Section 9.04.
"Indemnifying Party" has the meaning set forth in Section 9.04.
"Indemnity Escrow Amount" means an amount equal to $1,120,000.
"Indemnity Escrow Fund" means the amount held by the Escrow Agent, from time to time, pursuant to the Escrow Agreement, which amount equals the Indemnity Escrow Amount, plus any interest accrued thereon and less any amount distributed by Escrow Agent in accordance with this Agreement and the Escrow Agreement.
"Insurance Policies" has the meaning set forth in Section 4.10.
"Insurance Proceeds" has the meaning set forth in Section 9.04(d).

"Intellectual Property" means any and all: (a) trademarks, trade names and service marks, including all applications and registrations and goodwill related to the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets, proprietary information, specifications and know-how; (d) patents, patent rights and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections.
"Law(s)" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority, and common law.
"Leased Real Property" has the meaning set forth in Section 4.08(a).
"Leases" has the meaning set forth in Section 4.08(a).
"Losses" means any and all losses, damages, liabilities, claims, demands, suits, judgments, penalties, fines, costs and expenses, including reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs, incurred in any legal proceeding; provided, that "Losses" shall not include any punitive, special or exemplary damages, except to the extent actually paid or payable, in connection with a Third-Party Claim, to a third party that is not an Affiliate of an Indemnified Person.
"Material Adverse Effect" means any result, event, occurrence, fact, condition, circumstance, change, development or effect that has or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Companies, collectively, taken as a whole; or (b) the ability of any one or more Sellers to consummate the Transactions; provided, however, that "Material Adverse Effect" shall not include any result, event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies, fiscal or monetary policy, sovereign indebtedness or securities, banking or financial markets in general or credit markets in general, including in interest rates or the availability of financing; provided, that any such change, condition or effect does not, and would not reasonably be expected to, disproportionately affect the business, results of operations, financial condition or assets of the Companies, collectively, taken as a whole, or the ability of any one or more Sellers to consummate the Transactions; (ii) changes, conditions or effects that affect the industries in which the Companies operate provided, that any such change, condition or affect does not and would not reasonably be expected to, disproportionately affect the business, results of operations, financial condition or assets of the Companies, collectively, taken as a whole; (iii) any change, effect or circumstance resulting from an action expressly required by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules or principles, including GAAP, or the enforcement, implementation or interpretation thereof; (v) any change, effect or circumstance resulting from the execution or announcement of this Agreement; (vi) any change, effect or circumstance resulting from changes in political conditions; (vii) conditions caused by acts of terrorism or war (whether or not declared), military actions or the escalation thereof; (viii) any natural or man-made disaster or acts of God, including hurricanes, inclement weather, floods, fire and tornados; or (ix) the failure of any Company to meet any projections, forecasts or estimates, including projections of revenues or earnings for any period.
"Material Contracts" has the meaning set forth in Section 4.07(a).
"Material Customers" has the meaning set forth in Section 4.21(a).

"Material Qualifications" has the meaning set forth in Section 4.31.
"Material Suppliers" has the meaning set forth in Section 4.21(b).
"Other Seller Tax Return" has the meaning set forth in Section 7.02(a).
"Outside Date" means January 10, 2019.
"Party" or "Parties" has the meaning set forth in the preamble to this Agreement.
"Payoff Letters" means letters, in form and substance reasonably satisfactory to Buyer, from all lenders under any Indebtedness of the Companies setting forth wire transfer instructions and the amount or amounts necessary to discharge in full the obligations owed to such lenders in connection with such Indebtedness as of the Closing, including, (a) all principal amounts; (b) all accrued and unpaid interest, fees and other charges accruing through the Closing Date; and (c) all prepayment penalties, early payment charges, make whole payments or similar fees, expenses or charges of any kind.
"Permits" means all permits, licenses, franchises, approvals, privileges, clearances, consents and other authorizations required to be obtained from Governmental Authorities.
"Permitted Encumbrances" means:
(a)    with regard to the Leased Real Property, those Encumbrances on title set forth on Schedule 1.01(b);
(b)    those additional items set forth on Schedule 1.01(b);
(c)    liens for Taxes not yet due and payable or liens for Taxes in immaterial amounts being contested in good faith by appropriate procedures;
(d)    statutory mechanics, carriers', workmen's, repairmen's or other like statutory liens arising or incurred in the ordinary course of business;

(e)
easements, rights of way, and other similar encumbrances affecting the Leased Real Property that would be shown by a current title report, and which do not underlie buildings or other improvements on real property and which do not adversely affect the use of the real property in the business of the Companies as currently conducted;

(f)    zoning and other land use Laws regulating the use or occupancy of real property or the activities conducted therein; or
(g)    other imperfections of title or Encumbrances, if any, that do not materially affect the ownership, value, use or insurability of the asset at issue.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"PMAs" has the meaning set forth in Section 4.17(b).

"Pre-Closing 2019 Period" means the period from January 1, 2019 and ending on or before the Closing Date.
"Pre-Closing Tax Periods" means any taxable period ending on or before the Closing Date and with respect to any Straddle Period, the portion of such taxable period ending on or before the Closing Date.
"Pre-Closing Transaction Expenses" means all change of control or similar payments to officers and employees of any Company and any transaction fees and expenses incurred by Sellers or any Company in connection with the Transactions (but not including the filing fees under the HSR Act and the premiums for obtaining the Representations and Warranties Insurance Policy), including attorneys' fees and expenses and fees and expenses of other third parties of the type and nature and estimated amounts set forth on Schedule 1.01(c), in each case only to the extent that such amounts are expensed before or during the Pre-Closing 2019 Period and paid on or before the Closing Date.
"Privileged Communications" has the meaning set forth in Section 11.20(a).
"Property Taxes" has the meaning set forth in Section 7.03(c)(i).
"Purchase Price" has the meaning set forth in Section 2.02(a).
"Purchase Price Allocation" has the meaning set forth in Section 7.07(b).
"Qualified Benefit Plan" has the meaning set forth in Section 4.14(b)(i).
"Rebates" has the meaning set forth in Section 4.29.
"Release" means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including surface water, groundwater, land surface or air).
"Representations and Warranties Insurance Policy" means the representations and warranties insurance policy issued by US00088495BL18A to Buyer, Policy Number XL Catlin Insurance, in the form and substance attached hereto as Exhibit E.
"Representative" means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Restricted Area" has the meaning set forth in Section 6.13(a)(i).
"Restricted Period" has the meaning set forth in Section 6.13(a).
"Sardinas" as the meaning set forth in the preamble to this Agreement.
"Schedule Supplement" has the meaning set forth in Section 6.03(b).
"Section 338(h)(10) Election" has the meaning set forth in Section 7.07(a).
"Section 338(h)(10) Forms" has the meaning set forth in Section 7.07(b).
"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Applicable Percentages" means the percentages set forth for each Seller on Schedule 1.01(d).
"Seller Fundamental Representations" means the representations and warranties of Sellers that are set forth in Section 3.01 (Authority), Section 3.02 (Execution and Delivery; Valid and Binding Agreement), Section 3.04 (Ownership), Section 4.01(a) (Organization, Authority and Qualification of the Companies), Section 4.02 (Capitalization), Section 4.13 (Environmental Matters) (but solely to the extent that Section 4.13 relates to asbestos or polychlorinated biphenyls), Section 4.14 (Employee Benefit Matters), Section 4.16 (Taxes), and Section 4.26 (Brokers).
"Seller Indemnified Parties" has the meaning set forth in Section 9.03.
"Sellers' Knowledge" or any other similar knowledge qualification, means the actual knowledge of any one or more Sellers and of the Companies' controller Erica Turok and the knowledge that such individuals would have after a reasonable or due inquiry with the Company employees who in the ordinary course of business report directly to such one or more Sellers or controller.
"Seller Pass-Through Tax Return" has the meaning set forth in Section 7.02(a).
"Sellers' Representative" has the meaning set forth in Section 11.16.
"Seller Tax Return" has the meaning set forth in Section 7.02(a).
"Separate Purchase Price Allocation" has the meaning set forth in Section 7.07(b).
"Setoff Amount" has the meaning set forth in Section 9.09.
"Setoff Notice" has the meaning set forth in Section 9.09.
"Share Restriction Agreement" has the meaning set forth in Section 11.21.
"Solicit" has the meaning set forth in Section 6.13(b)(iv).
"Straddle Period" means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
"Straddle Tax Return" has the meaning set forth in Section 7.03(a).
"Tax Contest" means any federal, state, local or foreign Tax audits, examination, or assessment.
"Tax Due Statement" has the meaning set forth in Section 7.03(c).
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Tentative Purchase Price Allocation" has the meaning set forth in Section 7.07(b).
"Tentative Separate Purchase Price Allocation" has the meaning set forth in Section 7.07(b).
"Termination Fee" has the meaning set forth in Section 10.03(a).
"Third-Party Claim" has the meaning set forth in Section 9.06(a)(i).
"Transfer Taxes" has the meaning set forth in Section 7.01.
"Transactions" means the purchase and sale of the Equity Interests and the other transactions contemplated hereby.
"Updated DS Section 4.29" has the meaning set forth in Section 2.03(b)(xiv).
"WARN Act" means the Worker Adjustment and Retraining Notification Act.
"Working Capital" means the combined current assets of the Companies (excluding cash and cash equivalents (with such exclusion to include marketable securities) and all other items included in the definition of "Closing Cash Amount")) as determined consistently with the Companies' past practices and consistent with the classifications reflected in the Financial Statements and as reflected in Schedule 1.01(a), less the sum of the current combined liabilities of the Companies as determined consistently with the Companies' past practices and consistent with the classifications reflected in the Financial Statements and as reflected in Schedule 1.01(a) (but excluding (a) cash and cash equivalents (with such exclusion to include marketable securities) and all other items included in the definition of "Closing Cash Amount" and as determined consistently with the Companies' past practices and consistent with the classifications reflected in the Financial Statements, (b) the excluded items set forth on Schedule 1.01(a), and (c) all Indebtedness of the Companies that is satisfied in full as Company Indebtedness Payments as of the Closing).
"XLS" has the meaning set forth in Section 4.26.
"XLS Agreement" means that certain letter agreement, dated as of June 4, 2018, between XLS and the Florida Company, which agreed to and accepted such agreement on June 5, 2018.
"XLS Partners" has the meaning set forth in Section 4.26.
"Yeazel" has the meaning set forth in the preamble to this Agreement.

ARTICLE 2

PURCHASE AND SALE
2.01    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Equity Interests for the Purchase Price.
2.02    Purchase Price.
(a)    The aggregate purchase price for the purchase and sale of the Equity Interests hereunder shall be (i) $112,000,000, subject to adjustment as provided in Section 2.04 (as such purchase price may be adjusted pursuant thereto, the "Purchase Price"), plus (ii) the Earn-Out Payments, if any, required by Section 2.06, up to a maximum of $40,000,000 in respect of 2019 Calculation Period and 2020 Calculation Period combined.
(b)    At the Closing, Buyer shall pay:
(i)    to each Seller its pro rata share (based on the Seller Applicable Percentages) of the Purchase Price, less (x) the Indemnity Escrow Amount, (y) the aggregate amount of the Company Indebtedness Payments and (z) the Pre-Closing Transaction Expenses, by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule 2.02(b)(i);
(ii)    to Escrow Agent, the Indemnity Escrow Amount, by wire transfer of immediately available funds in accordance with wire instructions provided by the Escrow Agent, for deposit into the escrow account pursuant to the Escrow Agreement (which Indemnity Escrow Amount, plus any interest accrued thereon will be held and distributed by Escrow Agent in accordance with this Agreement and the Escrow Agreement);
(iii)    on behalf of the Companies, to each Person to which either Company owes Indebtedness, by wire transfer of immediately available funds in accordance with the wire instructions and Payoff Letters obtained by Sellers' Representative from each such Person to which any Company owes Indebtedness (which Payoff Letters Sellers' Representative shall provide to Buyer at least three days prior to the Closing), the amount indicated in such Payoff Letters necessary to satisfy in full as of the Closing all unpaid obligations of each Company with respect to such unpaid Indebtedness (the "Company Indebtedness Payments"); and
(iv)    on behalf of the Companies and Sellers, to those Persons set forth on Schedule 1.01(c), the Pre-Closing Transaction Expenses in the amounts set forth on Schedule 1.01(c), by wire transfer of immediately available funds in accordance with the wire instructions obtained by Sellers' Representative from such Persons. Notwithstanding anything to the contrary in the immediately foregoing sentence and for avoidance of doubt, with respect to any payments to be made by either Company, in accordance with this 2.02(b)(iv), to officers and employees of the Companies that are compensatory in nature, Buyer consents to Sellers causing such payments with respect to the all change of control or similar payments to the officers and employees of the Companies to be made by the Companies on the Closing Date to the recipients of such payments subject to, and net of, the amount of any applicable employment, payroll and income Tax withholdings.
2.03    Transactions to be Effected at the Closing.
(a)    Buyer's Deliverables. At the Closing, simultaneous with the other deliveries pursuant to this Article 2, Buyer shall deliver to Sellers' Representative:
(i)    a closing flow of funds statement (the "Closing Statement"), agreed to by the Parties prior to the Closing, setting forth in reasonable detail, at a minimum, (A) the Purchase Price payments to be made by Buyer to each of Sellers pursuant to Section 2.02(b)(i); (B) the Indemnity Escrow Amount to be paid to the Escrow Agent pursuant to Section 2.02(b)(ii); (C) the Company Indebtedness Payments to be paid to each Person made pursuant to Section 2.02(b)(iii); and (D) the Pre-Closing Transaction Expenses to be paid to each Person pursuant to Section 2.02(b)(iv), duly executed by Buyer.
(ii)    the Escrow Agreement, duly executed by Buyer;

(iii)    (A) a copy of the certificate of incorporation of Buyer, certified by the Delaware Secretary of State, and (B) a certificate of good standing from the Delaware Secretary of State, in each case dated within 10 Business Days of the Closing Date;
(iv)    a certificate of the Secretary or an Assistant Secretary of Buyer certifying that attached thereto are true and complete copies of (A) all resolutions adopted by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (B) Buyer's bylaws as of the Closing Date;
(v)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied;
(vi)    the Employment Agreements, duly executed by the applicable Companies; and
(vii)    such other documents and agreements as Sellers may reasonably request in connection with consummating the Transactions.
(b)    Sellers' Deliverables. At the Closing, simultaneous with the other deliveries pursuant to this Article 2, Sellers shall deliver to Buyer:
(i)    certificates representing the Equity Interests in each Company owned by each Seller, free and clear of all Encumbrances and duly endorsed by the applicable Sellers (or accompanied by duly executed assignments separate from certificate duly executed by the applicable Sellers, in form and substance reasonably acceptable to Buyer);
(ii)    the Closing Statement, duly executed by each Seller and Sellers' Representative;
(iii)    the Escrow Agreement, duly executed by Sellers' Representative;
(iv)    (A) a copy of the articles of incorporation of each Company, certified by the Department of State of the state of incorporation; and (B) a certificate of good standing or equivalent certificate from the Department of State of the state of incorporation, in each case dated within 10 Business Days of the Closing Date;
(v)    a certificate of the Secretary or an Assistant Secretary of each Company certifying that attached thereto are true and complete copies of the bylaws of such entity as of the Closing Date;
(vi)    a certificate of each Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that each such Seller is not a "foreign person" within the meaning of Code Section 1445, in form and substance satisfactory to Buyer and duly executed by each such Seller;
(vii)    written resignations, effective as of the Closing Date, of the officers and directors of each Company that are set forth on Schedule 2.03(b);
(viii)    a certificate, dated as of the Closing Date and signed by Sellers' Representative, that each of the conditions set forth in Section 8.03(a) and 8.03(b) have been satisfied;

(ix)    releases of each Company by each Seller, duly executed by each such Seller, in a form and substance reasonably acceptable to Sellers and Buyer and effective upon the Closing, which releases shall, among other things, not affect any obligations of Buyer or the Companies to such Seller under this Agreement, the Escrow Agreement or any other documents executed in connection with the consummation of the Transactions;
(x)    such other documents and agreements as Buyer may reasonably request in connection with the consummation of the Transactions;
(xi)    the Employment Agreements, duly executed by the applicable employee parties thereto;
(xii)    a completed and executed IRS Form 8023 in respect of the potential Section 338(h)(10) Election for each Company;
(xiii)    written consents in lieu of meetings of the shareholders and directors of each of the Companies, dated as of the date immediately preceding the Closing Date and in form and substance reasonably acceptable to Buyer, each of which written consents ratifies (A) the election the directors and officers of the applicable Company and (B) all acts of the applicable Company on and prior to the date of such written consents;
(xiv)    DS Section 4.29, updated so as to be true and correct as of the Closing Date (DS Section 4.29, as so updated, "Updated DS Section 4.29"); and
(xv)    Certifications from each Seller, other than Yeazel, and from Christopher Yeazel regarding the related party loans to the Companies referenced in DS Section 4.06, in form and substance subject to Buyer's reasonable discretion.
2.04    Purchase Price Adjustment.
(a)    Initial Purchase Price Adjustment. The Purchase Price payable by Buyer to Sellers at Closing shall be adjusted as follows:
(i)    The Purchase Price payable by Buyer to Sellers at the Closing shall be reduced by the amount (if any) by which the Base Working Capital Amount exceeds the Estimated Closing Working Capital Amount as set forth in a certificate prepared by Sellers' Representative and delivered to Buyer not less than three Business Days prior to the Closing (the "Estimated Closing Certificate"), or, in the alternative, the Purchase Price payable by Buyer to Sellers at the Closing shall be increased by the amount (if any) by which the Estimated Closing Working Capital Amount exceeds the Base Working Capital Amount as set forth in the Estimated Closing Certificate; provided, however, that if the difference between the Base Working Capital Amount and the Estimated Closing Working Capital Amount is equal to or less than $287,850, then this Section 2.04(a)(i) shall be disregarded in its entirety and no adjustment will be made to the Purchase Price pursuant to this Section 2.04(a)(i).
(ii)    The Purchase Price payable by Buyer to Sellers at the Closing shall be increased by the Estimated Closing Cash Amount. The Estimated Closing Cash Amount shall be set forth in the Estimated Closing Certificate.
(b)    Additional Purchase Price Adjustment Post-Closing.
(i)    Purchase Price Adjustment Post-Closing. As an additional adjustment to the Purchase Price, (x) Buyer agrees to pay to Sellers the amount calculated as follows, if such amount is a positive number, and, in the alternative, (y) Sellers, severally and jointly, agree to pay to Buyer the absolute value of the amount calculated as follows, if such amount is a negative number:
(A)    the Closing Working Capital Amount, less the Estimated Working Capital Amount; plus
(B)    the Closing Cash Amount; less the Estimated Closing Cash Amount.
Such adjustment amount shall be calculated and paid as set forth below in this Section 2.04(b).
(ii)    Preparation of Closing Balance Sheet. As promptly as practicable after the Closing Date, Buyer will cause the Closing Balance Sheet to be prepared and will prepare a certificate based on such Closing Balance Sheet setting forth the calculation of the Closing Working Capital Amount and the Closing Cash Amount (the "Closing Certificate"). As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause the Closing Balance Sheet, together with the Closing Certificate, to be delivered to Sellers' Representative.
(iii)    Disagreement by Sellers' Representative. If Sellers' Representative disagrees with Buyer's calculation of the Closing Working Capital Amount or the Closing Cash Amount, Sellers' Representative shall, within 20 days after receipt of the Closing Balance Sheet and Closing Certificate, deliver a written notice to Buyer disagreeing with such calculation and setting forth Sellers' Representative's calculation of the Closing Balance Sheet, the Closing Working Capital Amount or the Closing Cash Amount (each to the extent applicable). Any such notice of disagreement shall specify those items or amounts as to which Sellers' Representative disagrees.
(iv)    Dispute Resolution. If a notice of disagreement shall have been delivered by Sellers' Representative pursuant to and in accordance with Section 2.04(b)(iii), Buyer and Sellers' Representative shall, during the 20 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts to determine the Closing Working Capital Amount or the Closing Cash Amount (each to the extent applicable), each of which (each to the extent applicable) shall not be more than the amount shown in Sellers' Representative's calculation thereof delivered pursuant to Section 2.04(b)(iii) nor less than the amount shown in Buyer's calculation thereof delivered pursuant to Section 2.04(b)(ii). If, during such period, Buyer and Sellers' Representative are unable to reach agreement, they shall promptly thereafter (and in no event later than 10 days following the end of such 20-day period) cause a nationally recognized accounting firm mutually selected by Sellers' Representative and Buyer and which has no material relationship with any Party (the "Accounting Referee"), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital Amount or the Closing Cash Amount (each to the extent applicable). In making such calculation, the Accounting Referee shall consider and resolve only those items or amounts in the Closing Balance Sheet or Buyer's calculation of the Closing Working Capital Amount or the Closing Cash Amount (each to the extent applicable) as to which Sellers' Representative has disagreed. The Accounting Referee shall deliver to Buyer and Sellers' Representative, as promptly as practicable (and in no event later than 45 days following the engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon the Parties for all purposes under this Section 2.04. The fees and expenses of the Accounting Referee shall be paid severally and jointly by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer. Any fees or expenses of the Accounting Referee to be paid by Sellers will be payable by each Seller, jointly and severally.
(v)    Cooperation. The Parties agree that they will, and agree to cause their respective independent accountants to, reasonably cooperate and assist in the conduct of the reviews referred to in this Section 2.04, including the making available to the extent necessary of relevant books, records, work papers and personnel.
(vi)    Time of Payment. Any payment pursuant to this Section 2.04 shall be made at a mutually convenient time and place (A) within 30 days after Buyer's delivery of the documents referred to in Section 2.04(b)(ii) if no notice of disagreement with respect to the Closing Working Capital Amount or the Closing Cash Amount is delivered by Sellers' Representative within the 20-day period referred to in Section 2.04(b)(iii); or (B) if a notice of disagreement with respect to the Closing Working Capital Amount or the Closing Cash Amount is so delivered, then within 10 days after the earlier of (1) agreement between Buyer and Sellers' Representative pursuant to Section 2.04(b)(iv) with respect to the Closing Working Capital Amount and the Closing Cash Amount (each to the extent applicable); and (2) delivery of the calculation of the Closing Working Capital Amount and the Closing Cash Amount (each to the extent applicable) by the Accounting Referee pursuant to Section 2.04(b)(iv).
(vii)    Method of Payment. Any payments pursuant to this Section 2.04 shall be made by Sellers, jointly and severally, or Buyer, as the case may be, by wire transfer of immediately available funds to such account of Sellers or Buyer, as the case may be. Notwithstanding any other provision of this Agreement, if any Seller fails to pay its portion of the amount, if any, due to Buyer under this Section 2.04, and if Buyer thereafter obtains payment from the Escrow Agent using a portion of the Indemnity Escrow Fund, then such Seller that failed to pay such amount shall replenish the Indemnity Escrow Fund by paying such amount to the Escrow Agent for deposit into the Indemnity Escrow Fund.
(viii)    Limitation. Notwithstanding anything to the contrary in this Section 2.04(b), if the difference between the Estimated Closing Working Capital Amount and the Closing Working Capital Amount is equal to or less than $287,850, then this Section 2.04(b) shall be disregarded to the extent that this Section 2.04(b) applies to any the difference between the Estimated Closing Working Capital Amount and the Closing Working Capital Amount and no payment will be made by either Buyer or Sellers pursuant to this Section 2.04(b) with respect to such difference. For the avoidance of doubt, this Section 2.04(b)(viii) shall not apply in any way to any difference between the Estimated Closing Cash Capital Amount and the Closing Cash Amount (including with respect to any calculation of, or dispute regarding, the Closing Cash Amount).
(c)    Tax Treatment of Adjustments. All payments made under this Section 2.04 shall be treated by the Parties as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law.
2.05    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity Interests contemplated by this Agreement and the other Transactions shall take place at a closing (the "Closing") to be held at 9:00 am (Eastern Time) no later than two Business Days after the last of the conditions to the Closing set forth in Article 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Arent Fox LLP, 1717 K Street, N.W., Washington, DC 20006-5344, or at such other time or on such other date or at such other place as Sellers' Representative and Buyer may mutually agree upon in writing (the date upon which the Closing takes place, the "Closing Date"). Notwithstanding anything to the contrary in the immediately foregoing sentence, the Parties acknowledge and agree that (a) the Closing shall occur by means of Electronic Delivery, (b) no in-person closing will be conducted as among the Parties and (c) except to the extent required by Law and Section 2.03(b)(i), no Party will be required to provide, to any other Person, any original signed document.
2.06    Earn-Out.
(a)    Earn-Out Payments. As additional consideration for the Equity Interests, at such times as provided in Section 2.06(c), Buyer shall pay to Sellers' Representative, on behalf of Sellers (pro rata, based on the Seller Applicable Percentages), amounts, up to a maximum of $40,000,000 in respect of the 2019 Calculation Period and 2020 Calculation Period combined (any payment by Buyer to Sellers' Representative pursuant to this Section 2.06, an "Earn-Out Payment"), that shall equal:
(i)    for the 2019 Calculation Period, the sum of (x) $4.50 for each $1.00 of 2019 Gross Profit Excess, if any, up to an aggregate of $25,000,000 of Earn-Out Payments, plus (y) $2.25 for every $1.00 of additional 2019 Gross Profit Excess not included in the calculation pursuant to clause (i)(x) of this Section 2.06(a), if any, up to an aggregate of $15,000,000 of Earn-Out Payments; and
(ii)    for the 2020 Calculation Period, the sum of (x) $4.50 for each $1.00 of 2020 Gross Profit Excess, if any, up to a maximum of (1) $25,000,000 of Earn-Out Payments, less (2) the amount of Earn-Out Payments, if any, paid pursuant to clause (i)(x) of this Section 2.06(a), plus (y) $2.25 for every $1.00 of additional 2020 Gross Profit Excess not included in calculating the Earn-Out Payment pursuant to clause (ii)(x) of this Section 2.06(a), if any, up to a maximum of (1) $15,000,000 of Earn-Out Payments, less (2) the amount of Earn-Out Payments, if any, calculated pursuant to clause (i)(y) of this Section 2.06(a).
Notwithstanding anything to the contrary in this Agreement (including Exhibit D) if there is any conflict between this Section 2.06(a) and Exhibit D, other than with respect to the definition of "Gross Profit," this Section 2.06(a) shall govern to the extent of such conflict.
(b)    Procedures Applicable to Determination of the Earn-Out Payments.
(i)    Preparation of Earn-Out Calculation Statement. On or before the first to occur of: (A) the March 15 immediately following the end of each Calculation Period, and (B) the 10th Business Day following the completion of the annual audit of the Companies for the Calculation Period in question, Buyer shall prepare and deliver to Sellers' Representative a written statement (in each case, an "Earn-Out Calculation Statement") setting forth in reasonable detail its determination of the Gross Profit and its calculation of any resulting Earn-Out Payment (in each case, an "Earn-Out Calculation").
(ii)    Disagreement by Sellers' Representative. If Sellers' Representative disagrees with Buyer's determination of the Earn-Out Calculation, Sellers' Representative may, within 20 days after his receipt of the Earn-Out Calculation Statement, deliver written notice to Buyer disagreeing with such determination and setting forth, in reasonable detail, Sellers' Representative's determination of the Earn-Out Calculation and the amount of the Earn-Out Payment calculated by such Earn-Out Calculation. Any such notice of disagreement shall specify those items or amounts as to which Sellers' Representative disagrees, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Earn-Out Calculation Statement and the determination of the Earn-Out Calculation delivered by Buyer pursuant to Section 2.06(b)(i). For the avoidance of doubt and without limiting the generality of the first sentence of this Section 2.06(b)(ii), any such disagreement may be on the basis that Buyer has failed to comply with any provision of Section 6.19 (including Section 6.19(a) with respect to the Companies' working capital or Section 6.19(b) with respect to capital expenditures by the Companies). If any such disagreement is in accordance with the immediately foregoing sentence, then such written notice (A) shall indicate that the formula set forth in Section 2.06(a) with respect to the calculation of the Earn-Out Payment in question or the calculation of the Companies' Gross Profit (as applicable) shall be revised to account for such non-compliance and (B) may (but shall not be required to) propose such revisions to such formula or the calculation of the Gross Profit.
(iii)    Dispute Resolution. If Sellers' Representative shall have delivered a notice of disagreement in accordance with Section 2.06(b)(ii) with respect to any particular Earn-Out Calculation, then Buyer and Sellers' Representative shall, during the 20 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts to determine such Earn-Out Calculation and the amount of the Earn-Out Payment calculated by such Earn-Out Calculation. The amount of such Earn-Out Payment shall not be more than the amount shown in Sellers' Representative's calculation thereof delivered pursuant to Section 2.06(b)(ii) nor less than the amount shown in Buyer's calculation thereof delivered pursuant to Section 2.06(b)(i). If, during such period, Buyer and Sellers' Representative are unable to reach agreement, they shall promptly thereafter (and in no event later than 10 days following the end of such 20 day period) cause an Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of determining such Earn-Out Calculation and the amount of such Earn-Out Payment. In making such determination, the Accounting Referee shall consider and resolve only those items or amounts in the Earn-Out Calculation Statement, Buyer's determination of such Earn-Out Calculation or the amount of such Earn-Out Payment (each to the extent applicable) as to which Sellers' Representative has disagreed. Notwithstanding anything to the contrary in the immediately foregoing sentence, if any disagreement set forth in any such notice of disagreement is on the basis that Buyer has failed to comply with any provision of Section 6.19 (including Section 6.19(a) with respect to the Companies' working capital or Section 6.19(b) with respect to capital expenditures by the Companies), then the Accounting Referee (A) shall revise the formula set forth in Section 2.06(a) or the definition of Gross Profit (as applicable) with respect to the calculation of the Earn-Out Payment in question to account for such non-compliance and (B) Buyer's determination of such Earn-Out Calculation and the amount of such Earn-Out Payment shall reflect such revisions to such formula or such calculation. The Accounting Referee shall deliver to Buyer and Sellers' Representative, as promptly as practicable (and in no event later than 45 days following the engagement of the Accounting Referee), a report setting forth such determination. Such report shall be final and binding upon the Parties. The fees and expenses of the Accounting Referee shall be paid by Sellers (jointly and severally), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer. Any fees or expenses of the Accounting Referee will be paid by Sellers, jointly and severally, or at Buyer's option, from the Indemnity Escrow Fund.
(iv)    Cooperation. The Parties agree that they will, and agree to cause their respective independent accountants to, reasonably cooperate and assist in the preparation of each Earn-Out Calculation Statement and the determination of each Earn-Out Calculation and in the conduct of the reviews referred to in this Section 2.06, including by making available, to the extent reasonably necessary, of relevant books, records, work papers and personnel.
(c)    Timing of Payment of Earn-Out Payments. Each Earn-Out Payment that Buyer is required to be paid pursuant to this Section 2.06 shall be paid in full upon the first to occur of: (i) Sellers' Representative's delivery to Buyer of a written notice stating that it agrees, on behalf of Sellers, to the Earn-Out Calculation Statement delivered by Buyer with respect to such Earn-Out Payment and (ii) the 21st day (or, if later, the first Business Day following such 21st) day following Buyer's delivery of the Earn-Out Calculation with respect to such Earn-Out Payment; provided, however, that, notwithstanding anything to the contrary foregoing in this sentence, in the event of a proper dispute and resolution conducted in accordance with Section 2.06(b), payment shall be made by the 10th day following the resolution of such dispute in accordance with Section 2.06(b)(iii). Buyer shall pay to Sellers' Representative on behalf of Sellers (pro-rata, based on the Seller Applicable Percentages) each Earn-Out Payment by wire transfer of immediately available funds in accordance with the wire instructions for Sellers' Representative set forth on Schedule 2.02(b)(i) or such other wire instructions as may from time to time be designated in writing by Sellers' Representative to Buyer.
(d)    Change in Control. If a Change in Control is to occur on or prior to the later of (i) April 30, 2021 and (ii) the final determination, in accordance with Section 2.06(b), of and, to the extent applicable, payment of both Earn-Out Payments, then Buyer shall, as a condition precedent to such Change in Control, cause all counterparties (including the buyer(s)), transferees or surviving entities, each to the extent applicable) with respect to such Change in Control to assume, in all respects, all of the obligations of Buyer that are set forth in this Section 2.06. Notwithstanding anything to the contrary in this Section 2.06(d), Buyer shall remain fully responsible for all such obligations if any such counterparty fails to comply with any such obligation.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS
Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the Effective Date. All Section headings in the Disclosure Schedules correspond to the respective Sections of this Agreement.
3.01    Authority. Such Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform such Sellers' obligations under this Agreement.
3.02    Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance by such Seller of this Agreement and each other document to be entered into by such Seller in connection with the consummation of the Transactions have been (or, as applicable with respect to such other documents, will be as of the Closing) duly and validly authorized by all requisite action on the part of such Seller, and no other actions on such Seller's part are (or, as applicable with respect to such other documents, will be) necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each other document to be entered into by such Seller in connection with the consummation of the Transactions has been (or, as applicable with respect to such other documents, will be as of the Closing) duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by each other Seller and Buyer) each of this Agreement and each such other document constitutes (or, as applicable with respect to such other documents, will constitute as of the Closing) a valid and binding obligation of such Seller, enforceable in accordance with its terms, except (a) if the Parties fail to obtain approval of the Transactions from the appropriate Governmental Authority under the HSR Act, or (b) as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.03    No Conflicts. Except as set forth on DS Section 4.03, the execution, delivery and performance by such Seller of this Agreement and each other document to be entered into by such Seller in connection with the consummation of the Transactions, and the consummation of the Transactions, do not: (a) result in the creation of any Encumbrance on any Equity Interests owned by such Seller; or (b) conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other third party, under provisions of the trust agreement or other governing documents of such Seller, or under the provisions of any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller or its assets is bound, or any Law or Governmental Order to which such Seller is subject, except for such filings as were required under the HSR Act.
3.04    Ownership. Such Seller is the beneficial and record owner of all of the Equity Interests set forth opposite such Seller's name in the column titled "Equity Interests" on DS Section 4.02, free and clear of all Encumbrances. Except as set forth on DS Section 4.02, such Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require such Seller to sell, transfer or otherwise dispose of any Equity Interests owned by such Seller. Upon the Closing, such Seller will transfer to Buyer good and marketable title to the Equity Interests owned by such Seller, free and clear of Encumbrances, including the Share Restriction Agreement.
3.05    Certain Obligations. Such Seller is not a party to, or otherwise obligated in respect of, any contract or other enforceable document that would, after the Closing, in fact or purport to limit or restrict where or when Buyer or any subsidiary thereof, including the Companies, may conduct business or the type or line of business in which it may engage.
3.06    Seller's Certificates. As of the Closing, the Seller's Certification delivered by such Seller to Buyer pursuant to Section 2.03(b)(xv) will be true and correct in all respects.
3.07    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (including the respective portions of the Disclosure Schedules), neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to such Seller, including any representation or warranty as to the accuracy or completeness of any information regarding such Seller, furnished or made available to Buyer or any of its Representatives or Affiliates (including any information, documents or material made available to Buyer or any of its Representatives or Affiliates in the Data Room, management presentations or in any other form in expectation of the Transactions), or any representation or warranty arising from statute or otherwise in law.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES
Except as set forth in the Disclosure Schedules, each Seller, severally and jointly, represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the Effective Date. All Section headings in the Disclosure Schedules correspond to the respective Sections of this Agreement.
4.01    Organization, Authority and Qualification of the Companies.
(a)    Each Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated. Each Company has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it is currently conducted.
(b)    Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction listed on DS Section 4.01, which jurisdictions are the only ones in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not, and would not reasonably be expected to, have a Material Adverse Effect.
4.02    Capitalization. The Equity Interests constitute all shares of capital stock that are issued and outstanding of the applicable Company. All of the Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by such of the Sellers and in such amounts as are set forth on DS Section 4.02. Except as set forth on DS Section 4.02:

(a)    there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of either Company or obligating Sellers or either Company to issue or sell any equity interests of, or any other interest in, any Company;
(b)    no Company has outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights;
(c)    there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests; and
(d)    none of the Equity Interests have been issued in violation of, or is subject to, any preemptive, subscription or similar rights.
Notwithstanding the reference above to DS Section 4.02, upon the consummation of the Closing, the foregoing representations and warranties will be true and correct without reference to DS Section 4.02.
4.03    No Breach. Except as set forth on DS Section 4.03, the execution, delivery and performance of this Agreement by the Companies and the consummation of the Transactions do not: (a) result in the creation of any Encumbrance upon any assets of any Company; or (b) conflict with or result in any breach of, constitute a default under (or an event that with notice or passage of time or both would constitute a breach or default), result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other third party, under provisions of the articles of incorporation, bylaws or other organizational document of any Company, or under the provisions of any Material Contract, or any Law or Governmental Order to which any Company is subject or any Permit, except for such filings as were required under the HSR Act.
4.04    Financial Matters. The financial statements for the Companies, consisting of the balance sheets of the Companies as of November 30, 2018 and December 31, 2017 and the related statements of income for the 11 months (in the case of the November 30, 2018 Financial Statement) or the year (in the case of the December 31, 2017 Financial Statement) then ended (the "Financial Statements"), are included on DS Section 4.04. Except as set forth on DS Section 4.04, the Financial Statements (a) have been prepared based upon and consistent with the Companies' books and records and (b) have been prepared on a consistent basis with the Companies' past practices. The Financial Statements fairly present in all material respects the financial condition of the Companies as of the respective balance sheet dates and the results of the operations of the Companies for the periods indicated. The combined balance sheet of the Companies as of November 30, 2018 is referred to in this Agreement as the "Balance Sheet" and the date thereof as the "Balance Sheet Date."
4.05    Undisclosed Liabilities; Indebtedness.
(a)    Except as set forth on DS Section 4.05(a), no Company has any liabilities, obligations or commitments except (i) those which are adequately reflected or reserved against on the Balance Sheet; (ii) those which have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices and none of which has had or would reasonably be expected to have a Material Adverse Effect; (iii) liabilities disclosed on DS Section 4.05(a)(iii); (iv) obligations to perform after the Closing any Material Contract, but only to the extent such obligations first accrue after the Closing Date and do not involve a breach of or default under any Material Contract on or before the Closing Date; and (v) unaccrued, contingent, unliquidated, unasserted, unknown and immaterial labilities that have not and would not be reasonably expected to have a Material Adverse Effect.

(b)    Except as set forth on DS Section 4.05(b), no Company has any Indebtedness, and upon consummation of the Closing the foregoing representation and warranty shall be true and accurate without reference to DS Section 4.05(b). DS Section 4.05(b) sets forth all material agreements relating to Indebtedness of any Company, and the amount of Indebtedness owed by each such Company to each such Person as of the Effective Date.
4.06    Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on DS Section 4.06, from the Balance Sheet Date until the Effective Date, each Company has operated in the ordinary course of business in all material respects and there has not been, with respect to any Company, any:
(a)    Material Adverse Effect;
(b)    material amendment of its articles of incorporation, bylaws or other organizational documents;
(c)    split, combination or reclassification of any shares of its capital stock;
(d)    issuance, sale, pledge or other disposition of any of its capital stock, or grant of any options, warrants or other rights to subscribe or purchase or otherwise obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock (or any option, warrant, convertible security or similar instrument), except those reasonably consistent with past practice;
(f)    material change in any method of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the Financial Statements;
(g)    incurrence of any Indebtedness other than in the ordinary course of business, or assumption or guaranty of the Indebtedness of any other Person (other than a Company);
(h)    sale, lease, transfer or other disposition of, or mortgage or pledge or imposition of any Encumbrance (other than a Permitted Encumbrance) on, any of its assets, except sales of inventory in the ordinary course of business and any assets having an aggregate value of less than $100,000;
(i)    increase in the compensation of its employees, other than as required for in any written agreements existing on the Effective Date or increases in the ordinary course of business;
(j)    adoption, amendment or modification of any Benefit Plan;
(k)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any Person or any division thereof, or the acquisition of any equity or debt interest in any Person, for consideration in excess of $100,000;
(l)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(m)    agreement to incur capital expenditures in excess of $100,000;

(n)    termination of employment (whether voluntary or involuntary) of any officer;
(o)    action other than in the ordinary course of business to pay, discharge, settle or satisfy any Indebtedness;
(p)    settlement or compromise of any pending or threatened Action;
(q)    entry into any agreement with or for the benefit of any equity holder, director, officer or employee of any Company (other than agreements between the Companies) (other than this Agreement and the Exhibits);
(r)    acceleration, termination, modification or cancellation of a Material Contract, other than in the ordinary course of business; or
(s)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.07    Material Contracts.
(a)    DS Section 4.07 lists each of the following contracts and other agreements of each Company that will survive the Closing (together with all Leases, collectively, the "Material Contracts"):
(i)    all agreements of any Company (A) involving aggregate consideration or value in excess of $100,000; or (B) involving aggregate consideration or value in excess of $50,000 and requiring performance by any Person more than one year from the Effective Date, which, in each case, cannot be cancelled by such Company without incurring any obligation or penalty (however characterized) and without more than 30 days' written notice;
(ii)    all agreements that relate to the sale of either Company's assets, other than in the ordinary course of business, for consideration in excess of $100,000 per annum;
(iii)    all agreements that relate to the acquisition of any business, any equity or debt interest or assets of any other Person or any real property (including by lease, merger, sale of equity, sale of assets or otherwise), in each case involving amounts in excess of $100,000;
(iv)    except for agreements relating to trade payables, all agreements relating to Indebtedness of any Company;
(v)    all agreements between or among any Company on the one hand and Sellers or any Affiliate of any Seller on the other hand (other than the other Company), and agreements with or for the benefit of any equity holder, director, officer or employee of either Company (other than this Agreement and the Exhibits);
(vi)    all employment agreements, agreements for services, severance, consulting, change in control or similar agreements, and all collective bargaining agreements or agreements with any labor organization, union or association to which it is a party or is in any way bound or obligated;
(vii)    all agreements for the purchase, licensing or development of software (other than contracts pursuant to which the Companies license software that is available in consumer retail stores or is otherwise commercially available subject to "shrink-wrap" or "click-through" license agreements), or the license of patents, trademarks, service marks, trade names or copyrights or any other material Intellectual Property;
(viii)    all agreements granting exclusivity (limited or otherwise) to any third Person, including with respect to products, markets, territories or customers;
(ix)    all agreements which limit or restrict where any Company may conduct business or the type or line of business in which any Company may engage;
(x)    all agreements with any Governmental Authority; and
(xi)    all partnership, joint venture or other similar agreements.
(b)    Except as set forth on DS Section 4.07:
(i)    all Material Contracts are, to Sellers' Knowledge, valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Company and are enforceable against the applicable entity, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity);
(ii)    no Company is in breach or default in any material respect with any provisions of any Material Contract; and
(iii)    no Company has received written notice of any such breach or default, and, to Sellers' Knowledge, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a breach or default thereof on the part of either Company.
4.08    Title to Assets; Leased Real Property.
(a)    Set forth on DS Section 4.08(a) is a complete list of all real property leased by either Company or otherwise used in connection with their business (including the street address, where applicable). For purposes of this Agreement, all parcels of leased real property may be referred to collectively, as the "Leased Real Property," and all leases for each parcel of Leased Real Property may be referred to, collectively, as the "Leases."
(b)    Except as set forth on DS Section 4.08(b), each of the Companies has good, valid and existing title to, or a valid leasehold interest in, all Leased Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than inventory sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. Except as set forth on DS Section 4.08(b), all such properties and assets (including leasehold interests) are (i) free and clear of Encumbrances except for Permitted Encumbrances; (ii) in commercially reasonable condition and repair in all material respects; and (iii) reasonably adequate for the uses to which they are being put.
(c)    The Companies' assets are sufficient in all material respects for the continued conduct of the businesses of the Companies after the Closing in substantially the same manner as conducted by the Companies before the Closing.

(d)    Neither Company owns or has ever owned any real property.
(e)    No portion of any Leased Real Property has been condemned, requisitioned or otherwise taken by any public authority and there is no pending or, to Sellers' Knowledge, threatened condemnation action or special assessment with respect to the Leased Real Property. No Company has received written notice from any Governmental Authority with regard to the dedication of the Leased Real Property or any portion thereof.
4.09    Intellectual Property.
(a)    DS Section 4.09(a) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations owned by any Company.
(b)    The Companies own or have the right to use all Intellectual Property necessary to conduct the business of the Companies as currently conducted (the "Company Intellectual Property").
(c)    (i) Except as set forth on DS Section 4.09(c), neither the Intellectual Property, as currently licensed or used by each Company, nor the conduct of their respective business as currently conducted, infringes, violates or misappropriates the Intellectual Property of any Person; and (ii) to Sellers' Knowledge, no Person is infringing, violating or misappropriating the Company Intellectual Property; in each case, where the infringement, violation or misappropriation would, or would reasonably be expected to, have a Material Adverse Effect.
4.10    Insurance. DS Section 4.10 sets forth a list, as of the Effective Date, of all material insurance policies maintained by any Company or with respect to which any Company is a named insured or otherwise the beneficiary of coverage (collectively, the "Insurance Policies"). Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. No Company has received a notice of default under any such Insurance Policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Each Insurance Policy is issued by insurers of recognized responsibility and, to Sellers' Knowledge, are in such amounts as are customary in the case of Persons of established reputation engaged in the same or similar businesses and similarly situated.
4.11    Legal Proceedings; Governmental Orders. Except as set forth on DS Section 4.11, there are no:
(a)    Actions pending or, to Sellers' Knowledge, threatened against any Company affecting any of its properties or assets, business or the Equity Interests (or against any Seller or any Affiliate thereof and relating to either Company);
(b)    outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting or binding upon either Company or any of the Companies' properties or assets or the Equity Interests; or
(c)    Actions pending by or before any Governmental Authority in which either Company is the plaintiff or claimant.
4.12    Compliance With Laws; Permits.
(a)    Except as set forth on DS Section 4.12, each Company is and has been since January 1, 2015 in compliance with all Laws applicable to it or its business, properties or assets, or the Equity Interests, except where the failure to comply does not, nor would reasonably be expected to, have a Material Adverse Effect.

(b)    Except as set forth on DS Section 4.12, all Permits required for either Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to be in compliance would not have a Material Adverse Effect. DS Section 4.12 sets forth a list of each material Permit held by the Companies. Each Company is in compliance with its obligations under each of its Permits set forth on DS Section 4.12 (except where the failure to comply does not, nor would reasonably be expected to, have a Material Adverse Effect), and, to Sellers' Knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit. Except as set forth on DS Section 4.12, no notice of cancellation, breach, termination, revocation or default or of any dispute concerning any Permit set forth on DS Section 4.12 has been received in writing by either Company, other than expiration in accordance with the terms of any such Permit.
(c)    None of the representations and warranties contained in this Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15), Tax matters (which are governed by Section 4.16), Federal Aviation Administration matters (which are governed by Section 4.17), export control matters (which are governed by Section 4.18), or import compliance matters (which are governed by Section 4.19).
4.13    Environmental Matters.
(a)    Except as set forth on DS Section 4.13(a), each Company is and has been in compliance with all Environmental Laws (except where the failure to comply does not, nor would reasonably be expected to, have a Material Adverse Effect), and to Sellers' Knowledge, no Seller has received from any Person any Environmental Notice or Environmental Claim that either remains pending or unresolved, or is the source of ongoing obligations or requirements.
(b)    Each Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed on DS Section 4.13(b)) necessary for the ownership, lease, operation or use of the business or assets of the Companies.
(c)    Except as set forth on DS Section 4.13(c), to Sellers' Knowledge, there has been no Release of Hazardous Materials in violation of Environmental Laws with respect to the business or assets of either Company or any Real Property currently owned or leased by either Company (except where the failure to comply does not, nor would reasonably be expected to, have a Material Adverse Effect), and neither any Company nor any Seller has received an Environmental Notice that any Real Property currently leased in connection with the business of either Company has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a material violation of any Environmental Law or material term of any Environmental Permit by, any Seller or either Company.
(d)    The representations and warranties set forth in this Section 4.13 are Sellers' sole and exclusive representations and warranties with respect to environmental matters.
4.14    Employee Benefit Matters.
(a)    DS Section 4.14(a) contains a list of each bonus, deferred compensation, incentive compensation, equity purchase, equity option, employment or consulting, severance pay or benefit, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by either Company or any ERISA Affiliate or as to which either Company or any ERISA Affiliate has any liability for premiums or benefits (collectively, the "Benefit Plans").
(b)    Except as set forth on DS Section 4.14(b):
(i)    Each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Code Section 401(a) (a "Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Code Sections 401(a) and 501(a), respectively, and, to Sellers' Knowledge, nothing has occurred that would cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.
(ii)    All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with such Benefit Plan and ERISA.
(iii)    With respect to any Benefit Plan, to Sellers' Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Company or an ERISA Affiliate to a Tax under Code Section 4971 or the assets of any Company or an ERISA Affiliate to a lien under Code Section 430(k).
(iv)    No Benefit Plan: (A) is subject to the minimum funding standards of ERISA Section 302 or Code Section 412; or (B) is a "multi-employer plan" (as defined in ERISA Section 3(37)).
(v)    Neither Sellers nor any Company, or any ERISA Affiliate: (A) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (B) has engaged in any transaction which would give rise to a liability of any Company, an ERISA Affiliate or Buyer under ERISA Sections 4069 or 4212(c).
(vi)    Other than as required under Code Section 4980B or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(vii)    (A) There is no pending or, to Sellers' Knowledge, threatened Action against any Company concerning employee benefit matters; and (B) no Benefit Plan has since January 1, 2014 been the subject of an examination or audit by a Governmental Authority.
(viii)    No Benefit Plan exists that would: (A) result in the payment to any Employee, director or consultant of any money or other property except as provided by the terms of such Benefit Plan; (B) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial or complete plan termination resulting from this Agreement or from subsequent action by Buyer; or (C) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement.

(c)    The representations and warranties set forth in this Section 4.14 are Sellers' sole and exclusive representations and warranties regarding employee benefit matters.
4.15    Employment Matters.
(a)    Except as set forth on DS Section 4.15(a), neither Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth on DS Section 4.15(a), since January 1, 2016, there has not been, nor, to Sellers' Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting either Company.
(b)    Set forth on DS Section 4.15(b) is a complete list of all current employees of each Company as of November 30, 2018, including date of employment, current title and base salary or hourly wage rate (as applicable), all of whom are Active Employees. The term "Active Employee" means employees who are actively working. Without limiting the foregoing, any employee who is on a leave of absence of any nature will not be considered an Active Employee. Except as set forth on DS Section 4.15(b), each Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent that such Laws apply to the Active Employees.
(c)    Except as set forth on DS Section 4.15(c), there are no Actions against either Company pending, or to Sellers' Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator against either Company, any of its directors or officers (in their capacities as such) in connection with employment matters, including the employment of any current or former employee of any Company, and any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
(d)    No Company has terminated or announced the termination of, and covenants and agrees that it will not terminate or announce the termination of, 90 days immediately prior to the Closing, any employee because of or in anticipation of the Transactions.
(e)    Except for the Employment Agreements and as set forth on DS Section 4.16(e), as of the Closing neither Company will be a party to or otherwise have any liability in respect of any employment agreements or similar agreements.
(f)    The representations and warranties set forth in this Section 4.15 are Sellers' sole and exclusive representations and warranties regarding employment matters.
4.16    Taxes. Except as set forth on DS Section 4.16:
(a)    All material Tax Returns required by Law to be filed by or with respect to any Company have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, complete and correct in all material respects when filed. Neither Company is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by or with respect to any Company have been timely paid in full (taking into account any valid extensions).
(b)    Since December 31, 2015, neither Company has (i) made or revoked any material election in respect of Taxes; (ii) changed any accounting method in respect of Taxes; (iii) prepared any Tax Returns in a manner which is not consistent with the past custom and practice with respect to the treatment of items on such Tax Returns; (iv) filed any amendment to a Tax Return that will or may increase the Tax liability of any Company after the Closing; (v) incurred any liability for Taxes other than in the ordinary course of business; (vi) settled any claim or assessment in respect of Taxes; (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority; or (viii) surrendered any right to claim a refund of Taxes.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of either Company.
(d)    There is no ongoing audit, examination, matter in controversy, proposed adjustment or Action by any Governmental Authority pending, or to Sellers' Knowledge, threatened against either Company. Neither Company has received from a Governmental Authority any written notice indicating an intent to open an audit or other review with respect to either Company or any request for information related to Tax matters of or with respect to either Company.
(e)    Except for Taxes not yet due and payable, there are no Encumbrances, other than Permitted Encumbrances, for unpaid Taxes upon any of the assets of either Company.
(f)    True and complete copies of all Tax Returns of or with respect to each Company for all Tax years ending on or after December 31, 2014 have been made available to Buyer.
(g)    Neither Company is a party to any Tax sharing, Tax allocation, Tax indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes, and neither Company has any liability or potential liability to another Person under any such agreement, arrangement, understanding, or practice, whether as a transferee or successor or otherwise.
(h)    Each Company has withheld and paid all Taxes which such Company was required to withhold and pay in connection with any amounts paid or owing to any employee, independent contractor, creditor, Seller or third party.
(i)    Neither Company is nor has ever been a member of any consolidated, combined, affiliated, unitary or aggregate group for Tax purposes.
(j)    Each Company is, and has been at all times since its formation, a valid S corporation within the meaning of Code Sections 1361 and 1362. Neither Company is, nor will be, liable for any Tax under Code Sections 1374 or 1375 (including, for the avoidance of doubt, as a result of the Section 338(h)(10) Election, if made). No Governmental Authority has challenged or is challenging neither Company's qualification to be taxed as a valid S corporation.
(k)    Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(l)    Neither Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(m)    Neither Company has engaged in any "listed transaction" as defined in the Treasury Regulations promulgated under Code Section 6011.
(n)    Neither Company has, or has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. No unresolved written claim has been made against either Company by a Governmental Authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction.
(o)    Except for certain representations and warranties related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are Sellers' sole and exclusive representations and warranties regarding Tax matters.
(p)    To Sellers' Knowledge, all of the Certificates delivered to Buyer pursuant to Section 2.03(b)(xv) are true and correct in all material respects.
4.17    Federal Aviation Administration Matters. Except as set forth on DS Section 4.17:
(a)    The Companies are and have been since January 1, 2015 in compliance with all United States Federal Aviation Administration ("FAA") laws and regulations applicable to it, except where the failure to comply does not have, nor would reasonably be expected to have, a Material Adverse Effect. No Seller has received since January 1, 2015 any notice, Governmental Order, complaint or other communication from any Governmental Authority or any other Person that either Company is not in compliance with any FAA law or regulation applicable to it.
(b)    DS Section 4.17(b) sets forth a true and complete list of all FAA permits, licenses, approvals (including all Parts Manufacturer Approvals as designated by the FAA ("PMAs") and Designated Engineering Representative Repairs ("DER Repairs")), including the FAA Accepted Capability Lists, necessary for the Companies to carry on their business in all material respects as currently conducted (the "FAA Permits"). To Sellers' Knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any FAA Permit is pending or threatened. The Companies will continue to have the use and benefit of all of their FAA Permits upon and after consummation of the Transactions and the change of ownership of the Companies, subject to any required approval from the applicable Governmental Authority. No FAA Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of either Company.
(c)    DS Section 4.17(c) includes all PMAs issued to either Company by the FAA and, with respect to each PMA (i) identifies the type of part permitted to be manufactured; (ii) identifies the name and address of each supplier to supply materials for each part permitted to be manufactured; and (iii) indicates whether or not the part is currently being offered for sale or distributed by either Company.
(d)    DS Section 4.17(d) includes all DER Repairs held by either Company and, with respect to each DER Repair (i) identifies the type of part permitted to be repaired; and (ii) indicates whether or not the part is currently being offered for repair, sale or distribution by either Company.
(e)    The Companies have retained all records as required by all applicable FAA laws and regulations, including regulations promulgated by any Governmental Authority related to the FAA, with respect to the Permits held by each of them. In particular, the Companies do retain and have retained design drawings and inspection records for all parts manufactured under PMAs as required by FAA regulations or all repair work done under a DER Repair, to the extent applicable. At the Closing, all such records, design drawings and inspection records will be in the possession of, or, if in the possession of a Seller, delivered to, the Companies.
4.18    Export Control Matters.
(a)    Except as set forth on DS Section 4.18(a), each Company is, and has been since January 1, 2015, in compliance with all Export Control Laws applicable to it, except where the failure to comply does not, nor would reasonably be expected to, have, a Material Adverse Effect.
(b)    No Company or Seller has received from any Governmental Authority any written notice, demand, letter, claim or request for information relating to the sale of any product based on a potential violation of any Export Control Law by either Company or any Seller. There are no Actions or, to Sellers' Knowledge, investigations pending and, to Sellers' Knowledge, there are no Actions or investigations contemplated by any governmental agency against or involving either Company based on an alleged violation of any Export Control Law.
(c)    Neither Company nor any Seller is, and to the Sellers' Knowledge, no manager, officer, director, employee or agent of either Company (i) has received any notice that such Person is the subject of any indictment for nor have any of them been convicted of violating the Foreign Corrupt Practices Act or other similar Laws relating to the prevention of corruption and bribery that are binding upon or otherwise applicable to such Person, or (ii) is ineligible under applicable Law to contract with, or to receive a license or other approval from any Governmental Authority to export or import articles or services that are subject to United States export control statutes and regulations.
4.19    Import Compliance Matters.
(a)    All imports into the United States made by or on behalf of the Companies were made in compliance with the Laws enforced by U.S. Customs and Border Protection, and the Laws of any other U.S. Governmental Authority that is responsible for regulating the goods being imported by the Companies, except where the failure to comply does not have, nor would reasonably be expected to have, a Material Adverse Effect.
(b)    The Companies are aware of U.S. Customs and Border Protection reasonable care requirements, and each Company is in compliance with the same, except where the failure to comply does not have, nor would reasonably be expected to have, a Material Adverse Effect.
(c)    The Companies are aware of U.S. Customs and Border Protection recordkeeping requirements, and of the recordkeeping requirements of any other Governmental Authority regulating the products that it imports, and each Company is in compliance with the same, except where the failure to comply does not have, nor would reasonably be expected to have, a Material Adverse Effect.
(d)    Neither Company is currently subject to any fines or penalties, and no Seller is aware of any facts that are likely to result in any fines or penalties that either Company may become subject to, under the provisions of 19 USC §§ 1592 and 1595a, or under any other U.S. Law regulating the importation of goods into the United States.
(e)    The imported products for which either Company is, or has been, the importer of record or otherwise legally responsible, are not subject to, and no Seller has any reason to believe any such imported products may become subject to:

(i)    any detention, seizure or forfeiture;
(ii)    any notice of redelivery or claim for liquidated damages;
(iii)    any country of origin marking notice; or
(iv)    any other fine or penalty.
4.20    Inventory. Except as set forth on DS Section 4.20, (a) all inventory of each Company, whether or not reflected on the Company's balance sheet, including such balance sheets included in the Financial Statements and Closing Balance Sheet, consist of new material, work-in-progress and finished goods held by the Companies in the ordinary course of business, free and clear of all Encumbrances except for Permitted Encumbrances and (b) all of such inventory reflected on the Balance Sheet and that will be reflected on the Closing Balance Sheet is, to Sellers' Knowledge, reasonably expected to be sold or otherwise used in the Companies' ordinary course of business.
4.21    Customers and Suppliers.
(a)    DS Section 4.21(a) sets forth (a) each customer who has paid aggregate consideration to any Company for goods or services rendered in an amount greater than $250,000 (i) for the Company's fiscal year ended December 31, 2017 and (ii) for the 11 months ended November 30, 2018 (collectively, the "Material Customers"); and (b) the amount of consideration paid by each Material Customer during each of such two periods. Neither Company has received any written notice that any of its Material Customers has, and, to Sellers' Knowledge none of any of its Material Customers has, ceased, or intends to cease after the Closing, to use its goods, products or services or to otherwise terminate or, except for fluctuations expected in the ordinary course of business, materially reduce its relationship with either Company.
(b)    DS Section 4.21(b) sets forth (a) each supplier to whom either Company has paid consideration for goods or services rendered in an amount greater than $250,000 (i) for the Company's fiscal year ended December 31, 2017 and (ii) for the 11 months ended November 30, 2018 (collectively, the "Material Suppliers"); and (b) the amount of purchases from each Material Supplier during each of such two periods. Neither Company has received any written notice that any of its Material Suppliers has ceased, nor to Sellers' Knowledge intends to cease after the Closing, to supply goods, products or services to any Company, or to otherwise terminate or materially reduce its relationship with either Company.
4.22    Product Warranty. Except as set forth on DS Section 4.22, the products manufactured, sold, leased, and delivered by each Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties in respect of which the Company has any Liability and none of the Companies have any material liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the respective Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the ordinary course of business. Substantially all of the products manufactured, sold, leased, and delivered by the Companies are subject to standard terms and conditions of sale or lease. DS Section 4.22 includes copies of the standard terms and conditions of sale or lease for each Company (containing applicable guaranty, warranty, and indemnity provisions).

4.23    Product Liability. Neither Company has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, maintained, repaired, serviced, sold, leased or delivered by the other Company.
4.24    Product Recalls. Except as set forth on DS Section 4.24, since January 1, 2015 there have been no recall or withdrawal of any product produced, sold or delivered by either Company or other similar action required or otherwise provoked by a Governmental Authority or private action with respect to any such product.
4.25    Accounts Receivable. Except as set forth on DS Section 4.25, all accounts receivable of each Company that are reflected on its Company Balance Sheet, its Closing Balance Sheet or on any of its accounting records as of the Closing Date (collectively, the "Accounts Receivable") represented, represent or will represent, as of the Closing Date, valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth on DS Section 4.25, unless paid prior to the Closing Date or subject to reserves shown on the respective Company's balance sheets included in the Company Financial Statements, each Company's Accounts Receivable as shown on its Closing Balance Sheet are, or will be as of the Closing Date, to Sellers' Knowledge, fully collectible in the ordinary course of business. Except as set forth on DS Section 4.25, there is no pending contest, claim or right of set-off, other than returns in the ordinary course of business, under any Material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. DS Schedule 4.25 contains a complete and accurate list of all Accounts Receivable of each Company as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.
4.26    Brokers. Except for XLS Partners, Inc. ("XLS Partners") and Corporate Finance Securities, Inc. ("CFS" and, together with XLS Partners, "XLS"), no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either Company or any Seller. Upon consummation of the Closing, neither Company will have any liability under or otherwise in respect of the XLS Agreement, including with respect to fees or commissions, any other payments in respect of the Closing, any Earn-Out Payments, the Indemnity Escrow Fund or indemnification obligations.
4.27    Related Persons. Except as set forth on DS Section 4.27, none of Sellers, any Affiliate of any Seller (other than a Company) or any members of any Seller's Family (as defined below) (a) owns, or since January 31, 2016, has owned an equity interest or other financial interest in any Person (other than a Company) that has had business dealings with any Company or (b) is a party to any Material Contract with, or has any claim or right against, any Company. As used in this Section 4.27, the "Family" of a natural person means (i) such natural person's spouse; (ii) any other natural person that is related to such natural person or such person's spouse within the first degree of consanguinity; and (iii) any other natural person who resides with such natural person.
4.28    Absence of Certain Liabilities. Except as set forth on DS Section 4.28, upon consummation of the Closing, neither Company will have any liabilities (a) for Taxes, (b) under any agreement pursuant to which the Company was acquired, or (c) to any Seller, director, former shareholder, officer, manager or any Affiliate of any Seller, including change of control, retention, severance and other obligations triggered by the Transactions or any other change of control of either Company.
4.29    Rebates. DS Section 4.29 sets forth, as of November 30, 2018, (a) each Person who is entitled to a rebate, including any right to the return of some portion of a payment or reduction of some amount otherwise payable, or any other volume discount, directly or indirectly, in respect of services of or performances by either Company (collectively, "Rebates"), (b) the period of time for calculation of each such Person's entitlement to Rebates, (c) the volume or other terms applicable for calculation of each such Person's entitlement to Rebates and (d) the aggregate amount of Rebates to which each such Person is entitled. Except as set forth on DS Section 4.29, neither Company has any other liability or other obligation in respect of Rebates, nor is in breach of any such liability or other similar obligation. Sellers will deliver to Buyer, at or prior to the Closing, Updated DS Section 4.29, for the purpose of causing the foregoing in this Section 4.29 to be true and correct as of the Closing Date. For the purposes of so causing this Section 4.29 to be true and correct as of the Closing Date, all references in this Section 4.29 to "DS Section 4.29" shall be deemed to be replaced with references to "Updated DS Section 4.29."
4.30    Certain Government Contract Matters. Except as set forth on DS Section 4.30, there exists no government contract or government bid in connection with which (a) either Company represented to the applicable Governmental Authority that such Company qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a "protégé" under a mentor-protégé agreement or program, or any other preferential status, or (b) to Sellers' Knowledge, the services of either Company are being claimed for credit by the applicable Governmental Authority or prime contractor toward specific solicitation goals or its annual goals established pursuant to the Small Business Act and regulations and policies of the U.S. Small Business Administration.
4.31    Cumulative Exceptions. The exceptions and qualifications to the representations and warranties set forth in this Article 4 that are based upon such exceptions and qualifications being "material" or being "in all material respects," or not having or would or could not reasonably be expected to have or result in a Material Adverse Effect, or any similar exception or qualification (collectively, a "Material Qualifications"), have not and will not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.31, and except as specifically set forth in the Disclosure Schedules, this Section 4.31 shall not apply to any exception or qualification that is set forth in the Disclosure Schedules.
4.32    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the respective portions of the Disclosure Schedules), none of Sellers, either Company, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Sellers or with respect to either Company, including any representation or warranty as to the accuracy or completeness of any information regarding any Company, furnished or made available to Buyer or any of its Representatives or Affiliates (including any information, documents or material made available to Buyer or any of its Representatives or Affiliates in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of either Company, or any representation or warranty arising from statute or otherwise in law.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this Article 5 are true and correct as of the Closing Date.

5.01    Organization and Authority of Buyer.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to consummate the Transactions.
(b)    The execution and delivery by Buyer of this Agreement, the Escrow Agreement and each other document to be entered into by Buyer in connection with the consummation of the Transactions, the performance by Buyer of its obligations under this Agreement, the Escrow Agreement and such other documents and the consummation by Buyer of the Transactions have been (or, as applicable with respect to the Escrow Agreement and such other documents, will be as of the Closing) duly authorized by all requisite corporate action on the part of Buyer. This Agreement, the Escrow Agreement and such other documents have been (or, as applicable with respect to the Escrow Agreement and such other documents, will be as of the Closing) duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) each of this Agreement, the Escrow Agreement and such other documents constitutes (or, as applicable with respect to the Escrow Agreement and such other documents, will constitute as of the Closing) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and each other document to be entered into Buyer in connection with the consummation of the Transactions, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Escrow Agreement or any other document to be entered into Buyer in connection with the consummation of the Transactions or in connection with the consummation of the Transactions.
5.03    Investment Purpose. Buyer is an "accredited investor" for purposes of the Securities Act of 1933. Buyer is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests are not registered under the Securities Act of 1933, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.
5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.

5.06    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
5.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of each Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the representations and warranties of Sellers set forth in Article 3 and Article 4 (including the respective portions of the Disclosure Schedules); and (b) none of Sellers, any Company, nor any other Person has made any representation or warranty as to Sellers or any Company except as set forth in Article 3 and Article 4. Without limiting the generality of the foregoing in this Section 5.07, Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express or implied and whether written or oral, made by Sellers, any Company, or any other Person, on behalf of any Seller or any Company, including any representation or warranty as to the accuracy or completeness of any information regarding any Company furnished or made available to Buyer or any of its Representatives or Affiliates (including any information, documents or material made available to Buyer or any of its Representatives or Affiliates in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of any Company, or any representation or warranty arising from statute or otherwise in law, are specifically disclaimed by Sellers and are not being relied upon by Buyer or any of its Representatives or Affiliates.
5.08    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 (including the respective portions of the Disclosure Schedules (if any)), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer, furnished or made available to any Seller or its respective Representatives (including any information, documents or material made available to a Seller in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in law.
ARTICLE 6

COVENANTS
6.01    Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as set forth in Schedule 6.01 or consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall, and shall cause each Company to: (a) conduct the business of each Company in the ordinary course of business (including maintaining books of account and records in the usual, regular and ordinary manner); (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of each Company, and to preserve the rights, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with each Company. From the Effective Date until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall not cause or permit any Company to take any action or fail to take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur; (c) use their commercially reasonable efforts to cause certain employees of the Companies (which employees are designated by Buyer and Sellers'

Representative in their commercially reasonable discretion) to enter into employment agreements with the Companies in form and substance reasonably acceptable to Buyer, Sellers' Representations and such employees. For the avoidance of doubt, nothing in this Section 6.01 shall prohibit Sellers from transferring, in compliance with applicable Law, any cash or cash equivalents (including marketable securities) out of any Company on or before the Closing Date and no such transfers shall require any consent from Buyer.
6.02    Access to Information. From the Effective Date until the Closing, Sellers shall, and shall cause each Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to each Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to each Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Companies to cooperate with Buyer in its investigation of the Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers' Representative or such other individual(s) as Sellers' Representative may designate in writing from time to time and in accordance with the instructions of such individual(s), so as to preserve the confidentiality of the Transactions and so as not to interfere with the normal operations of either Company. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor either Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers' Representative's reasonable discretion: (i) cause significant competitive harm to any Seller or either Company, or their respective businesses if the Transactions are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Effective Date. Prior to the Closing, Buyer shall not, without the prior written consent of Sellers' Representative, which such consent may be withheld in Sellers' Representative's sole discretion and for any reason or for no reason, contact any suppliers to or customers or employees of any Company or any other third party concerning this Agreement, with respect to the Transactions or in connection with any such investigation. Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property without the prior written consent of Sellers' Representative (which consent shall not be unreasonably withheld, delayed or conditioned).
6.03    Notice of Certain Proceedings; Supplements to Disclosure Schedules.
(a)    Notice of Certain Proceedings. From the Effective Date until the Closing Date, Sellers' Representative shall promptly notify Buyer of any material Actions commenced or, to Sellers' Knowledge, threatened against, or relating to or involving or otherwise affecting any Company, or the Equity Interests or that relate to the consummation of the Transactions or any material developments relating to any such Actions, or the matters disclosed pursuant to Section 4.11.
(b)    Update of Disclosure Schedules. From time to time prior to four Business Days before the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter (each a "Schedule Supplement"), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that if such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that has had, or would reasonably be expected to have, a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 8.03(a); provided, further, however, that if Buyer has the right to, but does not elect to terminate this Agreement within five Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to so terminate this Agreement and, further, shall have irrevocably waived its right to indemnification pursuant to Section 9.02(a) with respect to such matter.

6.04    Employees; Benefit Plans.
(a)    During the period commencing at the Closing and ending on December 31, 2019 (or if earlier, the date of the employee's termination of employment any Company), Buyer shall cause each Company to, provide each Employee who remains employed immediately after the Closing ("Company Continuing Employee") with: (i) base salary or hourly wages that are substantially similar to the base salary or hourly wages provided by the applicable Company immediately prior to the Closing; (ii) bonus opportunities (excluding equity-based compensation), if any, that are substantially similar to the bonus opportunities (excluding equity-based compensation) provided by applicable Company immediately prior to the Closing; (iii) retirement and welfare benefits that are substantially similar in the aggregate to those provided by the applicable Company immediately prior to the Closing; and (iv) severance benefits that are substantially similar to the practice, plan or policy in effect for the Company Continuing Employee immediately prior to the Closing.
(b)    Credit shall be given to all Company Continuing Employees and their eligible dependents and beneficiaries for all past service with the Companies and any premiums, co-payments and deductibles paid on or prior to the Closing in satisfying any deductible or out-of-pocket expense requirements under any new group medical plan which may be adopted by Buyer or its Affiliates following the Closing, to the extent allowed under applicable Law and except that the foregoing shall not apply with respect to the extent that such credit would result in any duplication of benefits.
(c)    With respect to any employee benefit plan, whether qualified or non-qualified, a pension or welfare benefit plan under Section ERISA 3(3) or otherwise that is maintained by Buyer or its Affiliates subsequent to the Closing (and that is a plan other than a plan in place at any Company as of Closing) (collectively, "Buyer Benefit Plans") in which any Company Continuing Employees shall participate, Buyer shall (to the extent allowed under applicable Law) amend to the extent necessary each such Buyer Benefit Plan to recognize all past service of the Company Continuing Employees with the Companies as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, such service shall not be recognized to the extent that: (i) such recognition would result in a duplication of benefits; (ii) such service was not recognized under the corresponding Benefit Plan; or (iii) such service would accelerate accrual of benefits in any defined benefit pension plan subject to ERISA Title IV.
(d)    This Section 6.04 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Employee or any other Person to any continued employment any Company, Buyer or any of their respective Affiliates.
6.05    Plant Closings and Mass Layoffs. Buyer shall not, and shall cause each Company not to, take any action following the Closing that would result in WARN Act liability for Sellers.
6.06    Director and Officer Indemnification and Insurance.
(a)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by either Company now existing in favor of each Person who is now, or has been at any time prior to the Effective Date or who becomes prior to the Closing Date, an officer or director of either Company, as provided in the organizational documents of the applicable Company, in each case as in effect on the Effective Date, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, until the fifth anniversary of the Closing Date.
(b)    Each Company shall, and Buyer shall cause each Company to (i) maintain in effect for a period from the Closing Date until the fifth anniversary thereof, if available on commercially reasonable terms, the current policies of directors' and officers' liability insurance maintained by the Companies immediately prior to the Closing Date (provided that the Companies may substitute therefor policies, of at coverage and amounts and terms and conditions that are substantially as advantageous to the directors and officers of the Companies when compared to the insurance maintained by the Companies as of the Effective Date); or (ii) obtain as of the Closing Date "tail" insurance policies with a claims period ending on the fifth anniversary of the Closing Date with at least substantially the same coverage and amounts, and terms and conditions that are substantially as advantageous to the directors and officers of the Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (excluding in connection with this Agreement or the Transactions). All premiums and other fees and costs with respect to maintaining or obtaining (as applicable) such insurance policies described in this Section 6.06(b) shall be borne by the applicable Company.
(c)    The obligations of Buyer and the Companies under this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.06 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.06 applies are and shall be intended third-party beneficiaries of this Section 6.06, each of whom may individually enforce the provisions of this Section 6.06).
(d)    If Buyer, any Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or any Company, as the case may be, shall assume all of the obligations set forth in this Section 6.06.
6.07    Governmental Approvals and Other Third-Party Consents.
(a)    From the Effective Date until the Closing, each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement, the consummation of the Transactions and the performance of its obligations pursuant to this Agreement. Each Party shall reasonably cooperate with each other Party and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. If required by the HSR Act, each Party agrees to supply as promptly as practicable to the appropriate Governmental Authority any information and documentary material that may be required pursuant to the HSR Act. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    Without limiting the generality of Buyer's undertakings pursuant to this Section 6.07, Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between Sellers or any Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to all other Parties in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)    From the Effective Date until the Closing, Sellers and the Companies shall use commercially reasonable efforts to give all notices to, and obtain all consents from, the third parties that are described on DS Section 4.03; provided, however, that neither Sellers nor the Companies shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
6.08    Books and Records.
(a)    To facilitate the resolution of any claims made against or incurred by Sellers with respect to any period prior to the Closing, or for any other reasonable purpose, for a period from the Closing Date until the fifth anniversary thereof, Buyer shall:
(i)    retain the books and records (including personnel files) of each Company relating to periods prior to the Closing in the possession or control of the Companies as of Closing in a manner reasonably consistent with the prior practices of such Company; and
(ii)    upon reasonable notice, afford the Representative of Sellers reasonable access (including the right to make, at Sellers' expense, photocopies), during normal business hours, to such books and records.
(b)    To facilitate the resolution of any claims made by or against or incurred by Buyer or any Company after the Closing, or for any other reasonable purpose, for a period from the Closing Date until the fifth anniversary thereof, Sellers shall:
(i)    retain the books and records (including personnel files) of Sellers which relate to each Company and its operations for periods prior to the Closing which remain in the possession or control of Sellers after the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Buyer or either Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.
(c)    Neither Buyer nor any Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any applicable Law.

6.09    Closing Conditions. From the Effective Date until the Closing, each Party shall, and Sellers shall cause each Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 8 that are dependent on the actions of such Person.
6.10    No Negotiation. From the Effective Date until such time, if any, as this Agreement is terminated pursuant to Article 10, Sellers will, and will cause each Company to, (a) negotiate exclusively and in good faith with Buyer in connection with the sale or other transfer of any of the Equity Interests or the assets (other than sales of inventory in the ordinary course of business) or business of any Company, or any portion thereof (whether by merger, equity sale, asset sale or otherwise), and will immediately terminate any existing negotiations with any other Person with respect to any such sale or transfer; and (b) not, directly or indirectly (through its Representatives or otherwise), encourage or solicit or facilitate any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning any such sale or transfer.
6.11    Public Announcements. Unless otherwise required by applicable Law, no Seller shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media regarding the Transactions (including with respect to the Purchase Price or any other financial terms of the Transactions) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). Sellers acknowledge that Buyer's Parent has securities traded on the NASDAQ Global Securities Market and is subject to its rules, policies and procedures and the disclosure requirements of the federal securities law.
6.12    Confidentiality.
(a)    Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.12(a) will nonetheless continue in full force and effect. Upon consummation of the Closing, the Confidentiality Agreement shall terminate and be null and void.
(b)    From the Closing until the third anniversary of the Closing Date, Sellers shall cause their respective Affiliates to, and shall use their respective commercially reasonable efforts to cause their respective Representatives to, retain, in strict confidence all information, whether oral or written and whether in any tangible or intangible format, regarding any Company, together with any analyses, compilations, studies, notes or other documents or records prepared by any Seller or any Representative of any Seller which contain, reflect or are based upon, in whole or in part, confidential and proprietary information of the Companies (collectively, "Company Information"). The obligations of Sellers pursuant to this Section 6.12(b) shall not apply, or shall cease to apply (as applicable), to Company Information if or when, and to the extent that, such Company Information (i) is or becomes publicly available other than as a result of a disclosure by any Seller or any of any Affiliate or Representative of any Seller; (ii) is or becomes available to any Seller or any Affiliate or Representative of any Seller on a non-confidential basis from a source other than Buyer, any Company, or any of Buyer's or Companies' respective Representatives, provided that such other source is not bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality to Buyer or Company; or (iii) is independently developed by any Seller or any Affiliate or Representative of any Seller. If any Seller or any Affiliate or Representative of such Seller becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the Company Information, such Seller shall provide Buyer with prompt prior written notice to that effect, and such Seller will cooperate with Buyer if Buyer seeks to obtain a protective order concerning such Company Information. If, in the absence of a protective order or the receipt of a written waiver by Buyer, any Seller or any Affiliate or Representative of any Seller is nonetheless, in the written opinion of counsel, legally compelled to disclose Company Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Seller or any such Affiliate or Representative may, without liability under this Agreement, disclose to such tribunal only that portion of the Confidential Information which, upon the advice such counsel, such Seller or such Affiliate or Representative is legally required to disclose.
6.13    Non-Competition; Non-Solicitation.
(a)    From the Closing Date until the fifth anniversary thereof (the "Restricted Period"), Yeazel, a Seller, agrees that she shall not, and shall cause her respective Affiliates not to, directly or indirectly through any Person or contractual arrangement:
(i)    Engage in services on her own behalf or in conjunction with a Competitor that are substantially similar to those services Yeazel provided to either Company before the Closing, in any capacity that is competitive with the Company, within North America, South America, Europe and Asia/Pacific (the "Restricted Area"). The Companies generally are engaged in aviation aftermarket support services, aviation repair, aviation overhaul activities, aviation maintenance activities, the provision of aviation parts and components (including pneumatics, fuel systems, electro-mechanical and electrical accessories, interior components, oxygen, main engine controls, hydromechanical units and fuel metering units) and the supply and maintenance repair and overhaul of cargo containers.
(ii)    Engage in any Competitive Activity in the Restricted Area.
(iii)    Divert away from any business of the type engaged in by either Company while Yeazel was employed by the Company from the Company or any Affiliate thereof to another Person. Additionally, Yeazel shall not, during the Restricted Period solicit, divert away or attempt to divert away business of the type engaged in by either Company while she was employed by the Company from any Company Customer, either directly or indirectly.
(iv)    (A) Solicit, entice, persuade or induce any employee, agent or representative of either Company or any subsidiary thereof, who was an employee, agent or representative of the Company or any subsidiary thereof, to terminate such Person's relationship with the Company or any subsidiary thereof or to become employed by any Person other than the Company or the subsidiary thereof; (B) approach any such Person for any of the foregoing purposes; or (C) authorize, solicit or assist in the taking of such actions by any third Person.
(v)    Disparage the Companies, Buyer or any of their Affiliates in any way that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Companies, Buyer or any of their Affiliates with the public generally, or with any of their customers, suppliers or employees.
For the avoidance of doubt, FirstKem, LLC, a Florida limited liability company, engaging in the sale of any chemical or consumable products to FirstKem, LLC's customers who may also be customers of either Company shall not be deemed a breach of this Section 6.13.
(b)    For all purposes hereof:
(i)    The term "Competitor" means a business engaged in aviation aftermarket support services, aviation repair, aviation overhaul activities, aviation maintenance activities, the provision of aviation parts and components, including pneumatics, fuel systems, electro-mechanical and electrical accessories, interior components, oxygen, main engine controls, hydromechanical units, fuel metering units and the supply and maintenance repair and overhaul of cargo containers that is directly or indirectly competitive with the Company or any subsidiary thereof during the Restricted Period.
(ii)    The term "Competitive Activity" means selling products or providing repair services that are of the type of parts or products that are included in the FAA Accepted Capability List that identifies specific part numbers which the Company is permitted to provide repair service (as updated through the Closing); and includes the servicing of parts or products that are interchangeable with, or otherwise provide substantially similar functions as, parts or products that may be produced or sold by another manufacturer and upgrades or replacement versions of such parts or products. Yeazel will be prohibited from providing products, parts or services that consist of or are interchangeable with, or otherwise provide substantially similar functions as, parts or products that are identified on the Company's FAA Accepted Capability List, as updated through the Closing. Notwithstanding anything to the contrary in this Section 6.13, Yeazel shall not be prohibited (including during the Restricted Period) to the extent not within the scope of the Competitive Activity, (a) from working with other aviation companies or on her own in the aviation industry or (b) from providing parts or products or servicing parts or products. Notwithstanding anything to the contrary in this Section 6.13(b)(ii), FirstKem, LLC's sale of consumable products (including chemical or other expendable products) to any customers shall not constitute a "Competitive Activity".
(iii)    "Company Customer" means any Person that Yeazel contacted, solicited, serviced or had access to Confidential Information in respect of.
(iv)    "Solicit" is defined as soliciting, inducing, attempting to induce, or assisting any other Person, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Yeazel, the Company Customer or any other Person.
(c)    Yeazel acknowledges that her covenants set forth in this Section 6.13 are an essential and material element of this Agreement and that any breach by Yeazel of any provision of this Section 6.13 will result in irreparable injury to Buyer. Yeazel acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Yeazel has independently consulted with her counsel and after such consultation agrees that the covenants set forth in this Section 6.13 are reasonable and proper to protect the legitimate interest of Buyer.
(d)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.13 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Yeazel's conduct that are reasonable in consideration of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.13 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by Buyer and Yeazel that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
6.14    Representations and Warranties Insurance Policy. The Representations and Warranties Insurance Policy shall not be amended without Sellers' Representative's prior written consent. Sellers'

Representative may, in his sole discretion, withhold, condition or delay any such consent with respect to any amendment to the Representations and Warranties Insurance Policy that (a) provides the insurer thereunder with a right of subrogation against any Seller (other than with respect to any specific Seller's Actual Fraud) or (b) would reasonably be expected to result in any Seller having any liability or material obligation (other than with respect to any specific Seller's Actual Fraud) in excess of the liability for such Loss that such Seller would have under Article 9. Other than as set forth in the immediately foregoing sentence, Sellers' Representative may not unreasonably withhold, condition or delay such consent.
6.15    Use of Certain Name. Except as an officer or employee of a Company, each Seller agrees not to, directly or indirectly, engage in or pursue business under, the name "1st Choice Aerospace, Inc." or any derivation of any of the preceding name or terms after the Closing Date.
6.16    Financing Cooperation. Each Seller shall and shall cause each Company to provide and will cause the appropriate officers and employees of the Companies to provide, at Buyer's expense, reasonable cooperation in connection with the arrangement and consummation of the Financing in connection with the Transactions, which cooperation shall include (a) participating in a reasonable number of meetings, lender presentations, road shows, drafting sessions, due diligence sessions, drafting sessions, and session with prospective lenders and rating agencies in connection with the Financing, (b) providing information reasonably necessary in connection with the preparation of customary offering documents and materials, including private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, connection with the Financing, (c) using reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Buyer's Parent in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge and landlord consents, waivers and access agreements, (d) reasonably cooperating with the marketing efforts of Buyer's Parent and its financing sources for any debt to be raised to complete the Transactions, (e) facilitating the pledging of collateral and perfection of liens (which would be effective only at or after the Closing), (f) permitting officers and directors of the Companies who will be officers or directors of the Companies after the Closing Date to execute and deliver any pledge and security documents, other definitive financing documents, resolutions, written consents or other certificates or documents as may be reasonably requested by Buyer's Parent (including a certificate of the chief executive officer or chief financial officer of the Companies with respect to solvency matters; provided, however, that no obligation of any Company under any such certificate, document or instrument to which any of Company is a party shall be effective until the Closing Date and none of Sellers or their Affiliates (other than the Companies) shall have any obligations in connection therewith after Closing, (g) using reasonable commercial efforts to cooperate by providing information necessary for negotiation of Buyer's Parent of definitive financing documentation and any other document required in connection therewith and (h) otherwise reasonably cooperating with Buyer's Parent and Buyer in satisfying the conditions precedent set forth in the Financing or any definitive document related to the Financing, to the extent within the control of Sellers provided that the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall Buyer's obtaining any Financing be a condition of Buyer's obligation to consummate the Transactions or otherwise have any effect on Sellers' rights hereunder (including Sellers' rights pursuant to Section 10.03(a)).
6.17    Payment of XLS Fees and Expenses. Sellers agree, jointly and severally, (a) to satisfy all of the Companies' obligations to pay XLS's fees and any other payments that become payable as of consummation of the Closing and the other Transactions and reimburse XLS's expenses as required by the XLS Agreement, so that neither Company, following the Closing, shall have any obligation or other liability to XLS under or otherwise in respect of the XLS Agreement, and (b) to take no action that would result in either Company having any additional or other payment obligation under or otherwise in respect of the XLS Agreement.
6.18    Tax Withholdings. Notwithstanding anything herein to the contrary, Buyer will be entitled to deduct and withhold from any Purchase Price or other amount otherwise payable hereunder such amounts as may be required to be deducted or withheld therefrom under any provision of United States federal, state or local law or under any other legal requirement, provided that, except to the extent otherwise required by any change in applicable Laws (including by legislation, regulation, notice, ruling or judicial decision) Buyer shall not be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement any amounts of U.S. federal, state or local taxation, except for (a) withholding Tax on interest imputed or otherwise on any deferred payments hereunder; (b) any amounts required to be deducted and withheld under the backup withholding provisions of the Code; (c) any amounts of withholding Taxes on amounts properly treated as compensation hereunder; and (d) any other amounts otherwise payable hereunder as determined by Buyer or Buyer's Parent in good faith that are required to be withheld. Sellers shall provide such properly completed Forms W-8 or W-9 as Buyer reasonably request in connection with this Section 6.18.
6.19    Operation of the Companies Following the Closing Date. From the Closing Date through December 31, 2020:
(a)    Buyer shall support the Companies' usual and customary working capital needs. Without limiting the generality of the immediately foregoing sentence, Buyer shall cause the Companies' working capital to be maintained in amounts determined in a commercially reasonable manner by Buyer to be sufficient to support, on a commercially reasonable basis, the projections set forth on Exhibit D.
(b)    Buyer shall support the Companies' commercially reasonable capital expenditures, but such capital expenditure support obligation shall not exceed (i) $2,000,000 for new capabilities, plus (ii) amounts for internally fabricated assets.
(c)    Buyer shall not take any action with respect to either Company or the business of either Company, (i) the purpose of which is to avoid or reduce any Earn-Out Payment otherwise payable hereunder or (ii) that lacks a legitimate business purpose.
(d)    Without limiting any other obligation of Buyer pursuant to this Section 6.19, through December 31, 2020, Buyer shall, and shall cause each Company and each of their respective Affiliates to, act in good faith with respect to the operations of the Companies and Section 2.06, including (unless approved in advance, in writing, by Sellers' Representative):
(i)    maintaining separate books and records for the Companies to facilitate the calculation of each Earn-Out Payment;
(ii)    generating separate financial statements for the Companies to facilitate the calculation and review of the Earn-Out Calculations;
(iii)    maintaining each Company as a separate business unit (other than in connection with a Change in Control); and
(iv)    not diverting any revenues away from either Company to Buyer or any Affiliate of Buyer that would in the Company's ordinary course of its business be generated by the Company.

Without limiting any other remedy available to Sellers under or in connection with this Agreement or any other Transaction Document, Buyer's failure, in any way, to comply with this Section 6.19 shall result in corresponding adjustments to the methodology set forth in Section 2.06 (including adjustments to the defined terms used in Section 2.06).
6.20    Delta Adjustment Amount.
(a)    Notwithstanding anything to the contrary in this Agreement, Sellers agree, jointly and severally, to pay to the Florida Company, before the 180th day after the Closing Date and in respect only of the Companies' expenses referenced in Item 2 of DS Section 4.05(a), the amount calculated as follows, but only if such amount is a positive number: (i) the aggregate amount that the Companies have paid to Delta Airlines, Inc. from the day immediately following the Closing Date through the date of such payment (if any) from Sellers to the Florida Company, plus (ii) the amount that remains payable to Delta Airlines, Inc. in respect of such expenses as of the date of such payment, minus (iii) the aggregate amount of all incentive credits advanced to Delta Airlines, Inc. by the Companies. Notwithstanding anything to the contrary in the immediately foregoing sentence, Sellers' obligations to the Florida Company pursuant to the immediately foregoing sentence shall not exceed a total of $325,000.
(b)    Notwithstanding anything to the contrary in this Agreement, Buyer agrees to pay (or cause the Florida Company to pay) to Sellers' Representative, on behalf of Sellers (pro rata, based on the Seller Applicable Percentages), before the 180th day after the Closing Date and in respect only of the Companies' expenses referenced in Item 2 of DS Section 4.05(a), the absolute value of the amount calculated as follows, but only if such amount is a negative number: (i) the aggregate amount that the Companies have paid to Delta Airlines, Inc. from the day immediately following the Closing Date through the date of such payment from Buyer or the Florida Company to Sellers' Representative, plus (ii) the amount that remains payable to Delta Airlines, Inc. in respect of such expenses as of the date of such payment, minus (iii) the aggregate amount of all incentive credits advanced to Delta Airlines, Inc. by the Companies. Notwithstanding anything to the contrary in the immediately foregoing sentence, Buyer's obligations to Sellers pursuant to the immediately foregoing sentence shall not exceed a total of $325,000.
(c)    If Buyer and Sellers' Representative disagree as to the amount payable pursuant to the foregoing in this Section 6.20 or the Persons to which such amount is payable, then Buyer, on the one hand, and Sellers' Representative, on the other hand, shall negotiate in good faith and use their commercially reasonable best efforts to resolve such disagreement. If Buyer, on the one hand, and Sellers' Representative, on the other hand, are unable to resolve such disagreement by the 190th day following the Closing Date, such dispute shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final and binding on the Parties. The Accounting Referee shall resolve any such dispute within 20 days of having such dispute referred to it pursuant to the immediately foregoing sentence (or such other time as Buyer, on the one hand, and Sellers' Representative, on the other hand, shall agree in writing).
6.21    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may reasonably be required to carry out the provisions hereof and give effect to the Transactions.
ARTICLE 7

TAX MATTERS
7.01    Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes and fees (including recording costs and any penalties and interest) incurred in connection with the Transactions (including any real property transfer Tax) ("Transfer Taxes") shall be borne

50% by the Sellers, on the one hand, and 50% by Buyer, on the other hand, when due. Buyer shall, at its own expense, but subject to reimbursement by Sellers for one-half of such expense, timely file any Tax Return or other document with respect to any such Transfer Taxes (and Sellers shall cooperate with respect thereto as necessary).
7.02    Seller Tax Returns.
(a)    Sellers and Buyer agree and intend that, pursuant to the Code and the applicable Treasury Regulations, if the Section 338(h)(10) Election is made for a Company, the Company's taxable year shall terminate at the end of the Closing Date and, if no such election is made in respect of the Company, such short taxable year for which the Company is an S corporation shall end at the end of the day before the Closing Date. Sellers shall prepare and file (or cause to be prepared and filed) at its own expense in a timely manner the Tax Returns required to be filed for the Companies for any tax year ending on or before the Closing Date (a "Seller Tax Return"). Any such Seller Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Any Seller Return in which the income of the Company passes through to the Sellers, including Forms 1065 and comparable state Tax Returns (a "Seller Pass-Through Tax Return"), shall be submitted by Sellers' Representative (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) to Buyer at least 15 days prior to the due date (including extensions) of such Seller Tax Return. Buyer shall have the right review and any such Seller Tax Return and Sellers shall consider any comments of Buyer related thereto. Notwithstanding anything to the contrary in this Agreement, Sellers' Representative shall control the negotiation and settlement of any and all audits of any such Seller Pass-Through Tax Return. Any Seller Tax Return other than Seller Pass-Through Tax Returns (an "Other Seller Tax Return"), such as those for state or local sales and use Taxes, real property Taxes, and entity franchise or income Taxes, shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Any Other Seller Tax Return shall be submitted by Sellers' Representative (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) to Buyer at least 30 days prior to the due date (including extensions) of such Other Seller Tax Return. Buyer shall have the right review and any such Other Seller Tax Return and Sellers shall consider any comments of Buyer related thereto. If Buyer objects to any item on any such Other Seller Tax Return, it shall, within 10 days after delivery of such Other Seller Tax Return, notify Sellers' Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer, on the one hand, and Sellers' Representative, on the other hand, shall negotiate in good faith and use their commercially reasonable best efforts to resolve such items. If Buyer, on the one hand, and Sellers' Representative, on the other hand, are unable to reach such agreement within 10 days after receipt by Sellers' Representative of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final and binding on the Parties. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures (or such other time as Buyer, on the one hand, and Sellers' Representative, on the other hand, shall agree in writing). If the Accounting Referee is unable to resolve any disputed items before the due date (taking into account any valid extensions) for such Tax Return, such Other Seller Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. Any costs, fees or expenses of the Accounting Referee to be paid by Sellers will be paid by Sellers pro rata (based on the Seller Applicable Percentages).
(b)    Sellers shall be responsible for any Taxes due in respect of any Seller Tax Return. Sellers shall pay the amount of any Taxes set forth on any Other Seller Tax Return that is due by the Company (including any amended Tax Return as a result of the dispute resolution set forth in Section 7.02(a)). Any such Taxes to be paid by Sellers will be paid pro rata (based on the Seller Applicable Percentages) and by wire transfer of immediately available funds to such account of Buyer. Notwithstanding any other provision of this Agreement, if any Seller fails to pay its portion of the amount, if any, due in any Other Seller Tax Return under this Section 7.02(b), and if Buyer thereafter obtains payment from the Escrow Agent using a portion of the Indemnity Escrow Fund, then the Seller that failed to pay such amount shall replenish the Indemnity Escrow Fund by paying such amount to the Escrow Agent for deposit into the Indemnity Escrow Fund.
(c)    Notwithstanding anything herein to the contrary, Buyer shall not, after the Closing, without the prior written consent of Sellers' Representative (which consent Sellers' Representative may, in its sole discretion, withhold), either (i) amend any Seller Tax Return or (ii) take any action (including making any prior period adjustments) that would require any Seller Tax Return to be amended.
7.03    Straddle Tax Returns.
(a)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company for any Straddle Period (each, a "Straddle Tax Return"), and any such Straddle Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and shall be submitted by Buyer to Sellers' Representative (together with schedules, statements and, to the extent requested by Sellers' Representative, supporting documentation) at least 30 prior to the due date (including extensions) of such Straddle Tax Return.
(b)    If Sellers' Representative objects to any item on any such Straddle Tax Return, they shall, within 10 days after delivery of such Straddle Tax Return, notify Buyer in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers' Representative shall negotiate in good faith and use their commercially reasonable best efforts to resolve such items. If Buyer and Sellers' Representative are unable to reach such agreement within 10 days after receipt by Buyer of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final and binding on the Parties. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures (or such other time as Buyer, on the one hand, and Sellers' Representative, on the other hand, shall agree in writing). If the Accounting Referee is unable to resolve any disputed items before the due date (taking into account any valid extensions) for such Tax Return, such Straddle Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. Any costs, fees or expenses of the Accounting Referee to be paid by Sellers will be paid by Sellers, jointly and severally.
(c)    Prior to or after the filing a Straddle Tax Return, Buyer may provide to Sellers' Representative a statement (a "Tax Due Statement") setting forth the applicable portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period, which shall be determined as follows:
(i)    in the case of any real property, personal property, ad valorem and similar Taxes ("Property Tax"), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and

(ii)    in the case of any Tax that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 7.03(c)(i), the amount any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.
Sellers shall pay Buyer the amount of Taxes set forth on the Tax Due Statement within 10 Business Days of Sellers' Representatives receipt of a Tax Due Statement (unless Sellers invoke the Straddle Tax Return resolution procedure in Section 7.03(b), in which case Sellers shall pay Buyer within 10 Business Days after final resolution by the Accounting Referee). Any such Taxes to be paid by Sellers will be paid pro rata (based on the Seller Applicable Percentages) and by wire transfer of immediately available funds to such account of Buyer. Notwithstanding any other provision of this Agreement, if any Seller fails to pay its portion of the amount, if any, due to Buyer under this Section 7.03, and if Buyer thereafter obtains payment from the Escrow Agent using a portion of the Indemnity Escrow Fund, then the Seller that failed to pay such amount shall replenish the Indemnity Escrow Fund by paying such amount to the Escrow Agent for deposit into the Indemnity Escrow Fund.
7.04    Refunds. The amount of any refund of any Tax of any Company attributable to any Pre-Closing Tax Period that is received by Buyer or any Company shall, only if and to the extent such refund of Taxes is in excess of the amount, if any, reflected for such refund of Taxes as a current asset in the Final Working Capital Amount, be the property of Sellers pro rata (based on the Seller Applicable Percentages). If any such refund of Taxes is received by Buyer or any Company after the Closing Date, Buyer shall pay to each such Seller such pro rata share (based on the Seller Applicable Percentages) of such refund of Taxes within 15 days after Buyer's receipt thereof.
7.05    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation, Tax indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes binding upon any Company shall be terminated as of the date that is one day before the Closing Date and, on and after the Closing Date, none of the Companies shall have any further rights or liabilities thereunder.
7.06    S Election. Between the Effective Date and the Closing Date, neither any Company nor any Seller shall revoke any Company's election to be taxed as an S corporation, and neither any Company nor any Seller shall take or allow any action to be taken (other than the consummation of the transactions contemplated by this Agreement) that would result in the termination of any Company's taxation as an S corporation. If the S corporation election of any Company is terminated or invalidated for any reason, Sellers, the Company and Buyer agree to, or to cause the Company to, take such action (at Sellers' expense) as are reasonably necessary to seek relief from such termination or invalidity pursuant to Code Section 1362(f) and the Treasury Regulations and any administrative pronouncements, as well as any similar applicable state or local Law.
7.07    Section 338(h)(10) Election.
(a)    At Buyer's option, Sellers, comprising all of the shareholders of the Companies, shall make a joint election with Buyer under Code Section 338(h)(10) and any comparable provisions of state or local applicable Law (the "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of either or both of the Companies for federal income tax purposes in accordance with applicable Law. Sellers and Buyer shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve such Section 338(h)(10) Election. Buyer shall be responsible for the timely filing of the 338(h)(10) Elections with the applicable Governmental Authorities and shall send the Sellers' Representative proof of filings.

(b)    On or prior to the Closing Date, Sellers shall execute and deliver to Buyer Form 8023 (and any similar forms required under state or local applicable Tax Law) for the Companies ("Section 338(h)(10) Forms"), and Buyer shall execute and file such forms in accordance with the requirements of Code Section 338 or state or local law, as the case may be. Buyer shall deliver drafts of the Section 338(h)(10) Forms to the Sellers' Representative for its review and approval, at least five Business Days prior to the Closing Date, which approval shall not be unreasonably withheld, delayed or conditioned. After the Closing Date, Sellers shall also sign any properly completed and substitute Section 338(h)(10) Forms provided by Buyer, if any such form is consistent with this Section 7.07. Buyer shall advise the Sellers' Representative in writing within 30 days of the Closing whether or not Buyer desires a Section 338(h)(10) Election to be made for either or both of the Companies.
(c)    If the Section 338(h)(10) Election is made for one or both Companies, this Section 7.07 shall apply. Sellers and Buyer agree to allocate the Separate Purchase Price and all Earn-Out Payments (if any) in respect of the applicable Company, less amounts deposited in the Indemnity Escrow Fund in respect of the applicable Company, plus the liabilities of the applicable Company and plus any other relevant items permitted by applicable Law ("Aggregate Allocated Amount") among the assets of the Company making the Section 338(h)(10) Election in the manner provided for in Section 7.09 (the "Purchase Price Allocation," as defined in Section 7.09). All references to Classes in this Section 7.07 shall refer to those Classes specified in Treasury Regulation § 1.338-6. Upon the distribution of any amounts from the Indemnity Escrow, the Aggregate Allocated Amount shall be increased by the amount of the distribution and such amount shall be allocated to Class VI and Class VII. Sellers and Buyer hereby agree that the Purchase Price Allocation shall be conclusive and binding on each of them (and their respective Affiliates) for all Tax purposes and that they will not take nor permit their Affiliates to take any position inconsistent with the Purchase Price Allocation unless otherwise required by applicable Law; provided that neither Sellers, Buyer nor the applicable Company making the Section 338(h)(10) Election shall be prevented from making a further allocation of any Aggregate Allocated Amount which was allocated to assets of the Company contained in Class VI and Class VII (including as a result of any Earn-Out Payments) as such Party may ultimately determine for purposes of its Tax Returns as long as such assets are included in Class VI or Class VII under Treasury Regulations § 1.338-6. Each Company making the Section 338(h)(10) Election and Buyer shall timely file its respective Forms 8883 (and any similar forms required under state or local tax law) in a manner which is consistent with the Purchase Price Allocation for the applicable Company.
(d)    If one or both Companies make the Section 338(h)(10) Election, as provided below, Buyer shall pay to Sellers (pro rata based on the Seller Applicable Percentages) as additional Purchase Price in respect of any such electing Company an amount equal to the Taxes that are imposed on or incurred by Sellers which exceed those Taxes which Sellers would have incurred from the sale of the stock of the applicable Company if the Section 338(h)(10) Election had not been made (the "Gross-up Payment"). The Gross-up Payment shall be computed using an assumed tax rate on long-term capital gains of 20.00% (the "Assumed Capital Gains Rate") and an assumed rate on income or gains other than long-term capital gains of 37.00% (the "Assumed Non-Capital Gains Rate"), and shall be equal to the sum of (i) the increased Tax liability of Sellers resulting from the deemed sale of assets and liquidation of the Company for Tax purposes based on the Section 338(h)(10) Election (as opposed to a sale of the stock if the Section 338(h)(10) Election had not been made), and (ii) the increased Tax liability of Sellers as a result of receipt of the amounts described in the immediately foregoing clause (i) and this clause (ii). For the purpose of determining the Gross-up Payment, (A) it will be assumed that Sellers have a long-term holding period in the stock of the applicable Company, (B) no Tax items of Sellers other than such Seller's tax basis in the stock of the applicable Company and the Tax items allocated to such Seller from the applicable Company or recognized by such Seller) as a result of the deemed sale of assets and liquidation of the applicable Company pursuant to the Section 338(h)(10) Elections will be considered in the determination, (C) the Assumed Capital Gains Rate shall be used to determine the Tax liability of Sellers upon the sale of the stock if the Section 338(h)(10) Elections had not been made, (D) the Assumed Capital Gains Rate shall be used to determine the Tax liability of Sellers on any gain allocated to such Seller from the deemed sale of assets qualifying for long-term capital gain upon the deemed sale of assets of the applicable Company pursuant to the Section 338(h)(10) Election and any gain recognized by such Seller on such Seller's stock resulting from the deemed liquidation of the applicable Company pursuant to the Section 338(h)(10) Election, and (E) the Assumed Non-Capital Gain Rate shall be used to determine the Tax liability of Sellers on any income or non-long-term capital gains allocated to such Seller from the deemed sale of assets pursuant to the Section 338(h)(10) Election. In addition, the amount of income and non-long-term gain in subparagraph (E) that is subject to the Assumed Non-Capital Gains Rate on the deemed sale of assets shall be reduced by the deduction allowed to Sellers under Section 199A(a) of the Code (as limited by Section 199A(b)(2) of the Code assuming that no Seller is subject to the modifications to the limit based on such Seller’s taxable income contained in Section 199A(b)(3) of the Code); in this regard, it shall be assumed that such deduction is available to Sellers to reduce their ordinary income arising from a deemed sale of assets as a result any Section 338(h)(10) Election made by one or both of the Companies but only to the extent that, for the tax year that includes the deemed sale of assets as the result of any Section 338(h)(10) Election, the amount described in Section 199A(b)(2)(B) for a Company that makes a 338(h)(10) Election exceeds the amount described in Section 199A(b)(2)(A) for such Company determined without regard to any Section 338(h)(10) Election.
(e)    For the sake of clarity, a separate calculation as described in the prior sentence shall be made in respect of the stock of each Company that makes the Section 338(h)(10) Election. If Buyer timely advises Sellers' Representative pursuant to Section 7.07 that Buyer desires the Section 338(h)(10) Election to be made for one or both Companies, within 30 days of Sellers' Representative's receipt of the Tentative Purchase Price Allocation from Buyer pursuant to Section 7.07, Sellers' Representative shall deliver a schedule to Buyer for each Company making the Section 338(h)(10) Election showing the computation of the Gross-up Payment in respect of each Seller of a Company making the Section 338(h)(10) Election, showing all information necessary to the computation. Any such schedule shall be final, conclusive and binding upon the Parties unless Buyer, within 30 days of the delivery of such schedule, notifies Sellers' Representative in reasonable detail of any objections thereto. If any such Buyer objection is provided, it shall be resolved pursuant to the procedure set forth in Section 2.04(b)(iii). In such a case, the amount of the Gross-up Payment shall become final, conclusive and binding upon the Parties upon the earliest of (i) the agreement by the Buyer and Sellers' Representative with respect thereto, and (ii) the decision by the Accounting Referee with respect to any disputes pursuant to this Section 7.07 according to the procedures set forth in Section 2.04(b)(iii), subject to the potential need for an Adjusted Gross-up Payment under Section 7.07. The Parties shall endeavor in good faith to finalize the amount of the Gross-up Payment no later than 60 days before the deadline for filing the Section 338(h)(10) Election. The payments of the Gross-up Payment by Buyer to Sellers in respect of any applicable Company shall be made at least 10 days prior to the due date for payment of such Tax.
(f)    If there is a Tax Contest relating to the Purchase Price Allocation in respect of either or both of the Companies, and the Final Determination of any such Tax Contest results in an adjustment to the applicable Purchase Price Allocation, Buyer and Sellers' Representative agree to re-compute the Gross-up Payment based on the Purchase Price Allocation, but with the adjustments from the Final Determination ("Adjusted Gross-up Payment"). If the Adjusted Gross-up Payment is greater than the Gross-up Payment previously paid by Buyer in respect of the applicable Company, Buyer shall pay the difference to Sellers (pro rata based on the Seller Applicable Percentages) within 15 days of the determination of the Adjusted Gross-up Payment, and if the Adjusted Gross-up Payment is less than the Gross-up Payment previously paid by Buyer in respect of the applicable Company, Sellers shall pay the difference to Buyer (severally in proportion to the Seller Applicable Percentages but not jointly) within 15 days of the determination of the Adjusted Gross-up Payment.
7.08    Cooperation. Each of the Parties shall, and shall cause each of their respective Affiliates, to provide any other Party with such cooperation and information as such Party may reasonably request of the other in filing any Tax Return pursuant to this Article 7 or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each Party agrees to, and agrees to cause its Affiliates to, retain all books and records with respect to Tax matters relating to the Companies for any Pre-Closing Tax Period for the full period of any statute of limitations of the respective Pre-Closing Tax Period (and, to the extent notified by another Party, any extensions thereof). Sellers' Representative shall give prompt written notice to Buyer if any Seller (or any Affiliate of any Seller) receives any communication or notice with respect to any audit, review, examination, assessment, investigation, or administrative or judicial proceeding relating to the Taxes of or attributable to any Company that, if pursued successfully, would result in or give rise to liability of any Company, Buyer, or any of their Affiliates for Taxes. Each Party further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax (including any Transfer Tax) that would be imposed on any such Party (or its Affiliates), including with respect to the Transactions.
7.09    Allocation of Purchase Price.
(a)    The Sellers and Buyer agree to allocate the Purchase Price as of the Closing Date between the stock of each Company in the manner provided for in this Section 7.09. Buyer shall, within 7 days after it delivers the Closing Certificate and the Closing Balance Sheet to Sellers' Representative pursuant to Section 7.07, deliver to Sellers' Representative a tentative allocation of the Purchase Price to the stock of the Florida Company and to the stock of the Ohio Company (plus any other relevant items permitted by applicable Law) (the "Tentative Separate Purchase Price Allocation"). Such Tentative Separate Purchase Price Allocation shall be final, conclusive and binding upon the Parties (i.e., it shall constitute the Separate Purchase Price Allocation) unless Sellers' Representative, within 30 days of such delivery, notifies the Buyer in reasonable detail of any objections thereto. If such a Sellers' Representative objection is provided, it shall be resolved pursuant to the procedure set forth in Section 2.04(b)(iii). In such a case, the amount of the allocation of the Purchase Price (plus any other relevant items permitted by applicable Law) shall become final, conclusive and binding upon the Parties (the "Separate Purchase Price Allocation") upon the earliest of (i) the agreement by the Buyer and Sellers' Representative with respect thereto, and (ii) the decision by the Accounting Referee with respect to any disputes pursuant to this Section 7.07 according to the procedures set forth in Section 2.04(b)(iii), subject to the potential need to adjust the Separate Purchase Price Allocation as a result of subsequent payments made under this Agreement that are to be treated, as applicable, as a payment of additional Purchase Price or a reduction of Purchase Price under this Agreement. The Parties shall endeavor in good faith to finalize the amount of the Separate Purchase Price Allocation no later than 60 days before the deadline for filing the Section 338(h)(10) Election.
(b)    If Buyer timely advises Sellers' Representative pursuant to Section 7.07 that Buyer desires the Section 338(h)(10) Election to be made for one or both Companies, Buyer shall, within 5 days after it delivers the Closing Certificate and the Closing Balance Sheet to Sellers' Representative pursuant to Section 7.07, deliver to Sellers' Representative a tentative allocation of the Purchase Price and liabilities of each of the Companies (plus any other relevant items permitted by applicable Law) among the assets of each Company making the Section 338(h)(10) Election (the "Tentative Purchase Price Allocation"). Such

Tentative Purchase Price Allocation shall be binding and conclusive upon the Parties (i.e., it shall constitute the Purchase Price Allocation) unless Sellers' Representative shall have, within 30 days notified the Buyer in reasonable detail of any objections thereto. If such a Sellers' Representative objection is provided, it shall be resolved pursuant to the procedure set forth in Section 2.04(b)(iii). In such a case, the amount of the allocation of the Purchase Price and liabilities of the Company (plus any other relevant items permitted by applicable Law) shall become final, conclusive and binding upon the Parties (the "Purchase Price Allocation") upon the earliest of (i) the agreement by the Buyer and Sellers' Representative with respect thereto, and (ii) the decision by the Accounting Referee with respect to any disputes pursuant to this Section 7.07 according to the procedures set forth in Section 2.04(b)(iii), subject to the potential need to adjust the Purchase Price Allocation as a result of subsequent payments made under this Agreement that are to be treated, as applicable, as a payment of additional Purchase Price or a reduction of Purchase Price under this Agreement. In making any Tentative Allocation or Purchase Price Allocation, the Parties shall act consistently with the Tentative Separate Allocation or Separate Purchase Price Allocation, as applicable. The Parties shall endeavor in good faith to finalize the amount of the Purchase Price Allocation for any applicable Company no later than 60 days before the deadline for filing the Section 338(h)(10) Election.
(c)    If the Section 338(h)(10) Election is made, Sellers and Buyer agree to file their respective Internal Revenue Service Forms 8883 and all applicable federal, state and local Tax Returns (including any Seller Pass-Through Tax Return) in accordance with the Purchase Price Allocation. Notwithstanding any other provision of this Agreement, (i) if the Separate Purchase Price Allocation becomes final, conclusive and binding pursuant to Section 7.09, and Buyer Parent's independent auditors subsequently determine that such Separate Purchase Price Allocation must be adjusted for Buyer Parent's financial reporting purposes, Buyer shall use such adjusted Separate Purchase Price Allocation as the Separate Purchase Price Allocation for its income tax purposes, and Sellers shall be permitted (but not required) to do so as well, and (ii) if the Section 338(h)(10) Election is made and the Purchase Price Allocation becomes final, conclusive and binding pursuant to Section 7.09, and Buyer Parent's independent auditors subsequently determine that such Purchase Price Allocation must be adjusted for Buyer Parent's financial reporting purposes, Buyer shall use such adjusted Separate Purchase Price Allocation as the Purchase Price Allocation for its income tax purposes, and Sellers shall be permitted (but not required) to do so as well. Notwithstanding anything to the contrary in this Section 7.09, except for the prior sentence, this Section 7.09 shall be in all respects subject to Section 7.07.
7.10    Tax Contests.
(a)    The procedures set forth in Section 9.06(a) shall apply to any Tax Contest involving a Seller Tax Return, except as provided in this Section 7.10(a). Buyer will have the right to participate, at its own expense, in any such Tax Contest. Neither the Sellers' Representative nor the Sellers will settle or compromise any such Tax Contest involving a Seller Tax Return without Buyer's prior written consent if such contest is reasonably anticipated to affect the Tax liability of any of the Companies or Buyer for any Tax period ending on or after the Closing Date or if Buyer is not otherwise indemnified for the Taxes to which the contest relates. In such case, Buyer's consent will not be treated as unreasonably withheld, delayed or conditioned. If Buyer elects not to participate in any such contest, the Sellers' Representative will keep Buyer informed of the progress of such contest and consult with Buyer in good faith in connection therewith.
(b)    The procedures set forth in Section 9.06(a) shall apply to any Tax Contest involving any Straddle Period Tax, except as provided in this Section 7.10(b). Buyer will have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency or proposed adjustment or assertion of claim or demand in connection with any examination, investigation, audit or other Tax Contest concerning a Straddle Period Tax Return. Sellers' Representative will have the right to participate, at his own expense, in any Tax Contest involving a Straddle Period Tax Return. Buyer will notify the Sellers' Representative of any such contest. Buyer will not permit any such contest to be settled or compromised without Sellers' Representative prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. If Sellers' Representative elects not to participate in any such contest, Buyer will keep Sellers' Representative informed of the progress of such contest and consult with Sellers' Representative in good faith in connection therewith.
7.11    Conflict. In the event of conflict between any of the provisions of this Article 7 and any other provision of this Agreement, the provisions of this Article 7 shall control.
ARTICLE 8

CONDITIONS TO CLOSING
8.01    Condition to Obligations of Both Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:
(a)    The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Transactions then to be rescinded following completion thereof.
(c)    Sellers shall have received all consents, authorizations, orders and approvals referred to on DS Section 4.03, in such form and substance reasonably satisfactory to Buyer and Sellers Representative, and no such consent, authorization, order and approval shall have been revoked.
(d)    The Representations and Warranties Insurance Policy shall have been fully underwritten and either (i) the Representations and Warranties Insurance Policy shall be in full force and effect immediately prior to and as of the Closing (with no further action required by any of the Parties or by the insurer with respect to the Representations and Warranties Insurance Policy); or (ii) the Representations and Warranties Insurance Policy shall be in full force and effect immediately upon the occurrence of the Closing, with the occurrence of the Closing as the only remaining condition precedent to the Representations and Warranties Insurance being in full force and effect and with no further action required by any of the Parties or by the insurer with respect to the Representations and Warranties Insurance Policy.
8.02    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Transactions shall be subject to the fulfillment or the waiver by Seller, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of such representations and warranties to be true and correct does not have a material adverse effect on Buyer's ability to consummate the Transactions.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Without limiting the generality of the immediately foregoing sentence, Buyer shall have made all of the payments contemplated by Section 2.02(b).
(c)    All filings with, and all consents, authorizations, orders and approvals of, any Governmental Authority that are required to be made or obtained by Sellers for the consummation of the Transactions shall have been made and obtained.
(d)    Sellers shall have received a copy of the Representations and Warranties Insurance Policy.
(e)    Sellers shall have received each item required to be delivered to Sellers pursuant to Section 2.03(a).
8.03    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Sellers contained in Article 3 and Article 4 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of such representations and warranties to be true and correct does not have and would not be reasonably expected to have, a Material Adverse Effect.
(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
(c)    All approvals, consents and waivers that are listed on Schedule 8.03(c) shall have been obtained.
(d)    All filings with, and all consents, authorizations, orders and approvals of, any Governmental Authority that are required to be made or obtained for the consummation of the Transactions shall have been made and obtained.
(e)    Buyer shall have received evidence of the discharge of any Encumbrances on the Equity Interests and, other than Permitted Encumbrances, the assets of the Companies in such form and substance reasonably satisfactory to Buyer.
(f)    Buyer shall have received a copy of the Representations and Warranties Insurance Policy.
(g)    Buyer shall have received each item required to be delivered to Buyer pursuant to Section 2.03(b).
ARTICLE 9

INDEMNIFICATION
9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall terminate at

5:00 pm (Eastern Time) on the 184th day after first anniversary of the Closing Date; provided, that (a) any then pending claims of breaches of such representations and warranties shall survive until they are resolved; (b) Seller Fundamental Representations shall survive for the full period of all applicable statutes of limitations plus 60 days; provided, that any then pending claims of breaches of the Seller Fundamental Representations shall survive until they are resolved; and (c) the representations and warranties of Sellers set forth in Section 4.13 shall survive through the sixth anniversary of the Closing Date; provided that any then pending claims of breaches of Section 4.13 shall survive until they are resolved. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date, other than the provisions of this Article 9 and Articles 7 and 11 and those other provisions of this Agreement which by their terms contemplate performance after the Closing Date, including Sections 6.11, 6.12, 6.13, 6.15, 6.17, 6.18, 6.19 and 6.20, which provisions shall survive for the period contemplated by their respective terms; provided, however, that, subject to the other terms and conditions of this Article 9, nothing in this sentence shall limit (a) the right of any Buyer Indemnified Party to recover under Section 9.02(b) with respect to any breach by any Seller, at any time from the Effective Date through the Closing Date, of any covenant or agreement contained in this Agreement or (b) the right of any Seller Indemnified Party to recover under Section 9.03(b) with respect to any breach by Buyer, at any time from the Effective Date through the Closing Date, of any covenant or agreement contained in this Agreement. For the avoidance of doubt, the Parties hereby acknowledge and agree that the survival periods set forth in this Section 9.01 constitute contractual statute of limitations and any claim brought by any Party pursuant to this Article 9 must be brought or filed prior to the expiration of the applicable survival period with respect to the provision upon which such claim is based.
9.02    Indemnification by Sellers. Subject to the other terms and conditions of this Article 9, each Seller, severally and jointly, (except (a) with respect to the representations and warranties set forth in Article 3, as to which, in each case, the indemnification and other obligations set forth in this Section 9.02 shall only apply to the Seller making any such representation or warranty and not to any other Seller, (b) to the extent that any obligation pursuant to Article 6 is only the obligation of a particular Seller(s), the indemnification and other obligations set forth in this Section 9.02 shall only apply to such Seller(s), (c) with respect to any obligation of any individual Seller pursuant to Sections 6.11, 6.12 and 6.13, the indemnification and other obligations set forth in this Section 9.02 shall only apply to the Seller so breaching any such obligation and not to any other Seller, or (d) to the extent that any obligation pursuant to Article 7 is only the obligation of a particular Seller(s), the indemnification and other obligations set forth in this Section 9.02 shall only apply to such Seller(s)), shall indemnify Buyer, Buyer's Affiliates (including, after the Closing, the Companies and their Representatives (collectively, the "Buyer Indemnified Parties")) against, and shall defend and hold the Buyer Indemnified Parties harmless from and against, and pay and reimburse Buyer Indemnified Party for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any provision of Article 3 or Article 4 (including any inaccuracy in or breach of any representation or warranty set forth in Article 3 or Article 4); provided that for the purpose of determining (i) if a breach thereof has occurred, except for Section 4.31, and (ii) the amount of the related Losses, the representations and warranties of Sellers contained in this Agreement shall not be deemed to be qualified by any Materiality Qualifications;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any one or more Sellers pursuant to this Agreement (other than, for the avoidance of doubt, any breach or non-fulfillment of Article 3 or Article 4 (including with respect to any inaccuracy in or any breach of any representation or warranty that is set forth in Article 3 or Article 4)); and

(c)    all Taxes (or the non-payment thereof) of either Company with respect to any Tax period ending on or before the Closing Date (including the requirement of Sellers to recognize income and gain as a result of the Section 338(h)(10) Election, if made, described in Section 7.07(a) (subject to Section 7.07(d))) or the portion of any Straddle Period that ends on the Closing Date (consistent with Section 7.03(c)) or with respect to any transaction or event occurring during any such period, unless included in the Final Working Capital Amount.
9.03    Indemnification by Buyer. Subject to the other terms and conditions of this Article 9, Buyer shall indemnify Sellers, Sellers' Affiliates and their respective Representatives (collectively, the "Seller Indemnified Parties") against, and shall defend and hold Seller Indemnified Parties harmless from and against, and pay and reimburse Seller Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article 5; provided that for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Buyer contained in Article 5 shall not be deemed to be qualified by any Material Qualification; and
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
9.04    Certain Limitations. The Person or Persons making a claim under this Article 9 is referred to as the "Indemnified Party," and the Person or Persons against which such claims are asserted under this Article 9 is referred to as the "Indemnifying Party." Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in Sections 9.02 and 9.03 shall be subject to the following limitations:
(a)    Other than with respect to indemnification with respect to breaches of Seller Fundamental Representations and claims based on any Seller's intentional misconduct or fraud, in which case the following limitation shall not apply, Sellers shall not be liable to Buyer Indemnified Parties for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $450,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. Except for Seller Fundamental Representations and claims based on any Seller's intentional misconduct or fraud, Sellers shall not have any liability for an Indemnification Claim under Section 9.02(a) for any individual item where the Losses related to such claim (or series of claims arising from the same or substantially similar facts or circumstances) are less than $15,000, and once the aggregate amount of Losses for such claim (or series of claims arising from the same or substantially similar facts or circumstances) exceed $75,000 all Losses related thereto will be included in determining if the Deductible has been exceeded.
(b)    Subject to Section 9.05(a), the Buyer Indemnified Parties shall not be indemnified pursuant to Section 9.02(a) with respect to any Loss if the aggregate amount of all Losses for which the Buyer Indemnified Parties have received indemnification pursuant to Section 9.02(a) is equal to or has exceeded an amount equal to the Indemnity Escrow Amount; provided, however that, notwithstanding the foregoing in this Section 9.04(b), with respect to Losses incurred or sustained by, or imposed upon the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of breaches of Seller Fundamental Representations, the Buyer Indemnified Parties shall not be indemnified pursuant to Section 9.02(a) with respect to any Loss if the aggregate amount of all Losses for which the Buyer Indemnified Parties have received indemnification pursuant to Section 9.02(a) has exceeded the following amount: (i) the Purchase Price, less (ii) the aggregate amount, up to a maximum of $10,000,000, of the Company Indebtedness Payments. For the avoidance of doubt, in determining whether the aggregate amount of all Losses for which the Buyer Indemnified Parties have received indemnification pursuant to Section 9.02(a) of this Agreement has exceeded such amount, all amounts recovered by any Buyer Indemnified Party from the Indemnity Escrow Fund or under the Representations and Warranties Insurance Policy shall be counted as "Losses for which the Buyer Indemnified Parties have received indemnification pursuant to Section 9.02(a)."
(c)    Notwithstanding anything to the contrary in Sections 9.04(a) or 9.04(b), the limitations set forth in Sections 9.04(a) and 9.04(b) shall not apply with respect to Losses recoverable from Sellers to the extent that such Losses are caused by Sellers' Actual Fraud, but subject to the limitations in Section 9.05.
(d)    Payments by an Indemnifying Party pursuant to Sections 9.02 or 9.03 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds (other than any proceeds of the Representations and Warranties Insurance Policy, the use of which proceeds is addressed by Section 9.05) and any indemnity, contribution or any other payment or reimbursement received by the Indemnified Party in respect of any such matter or claim, including, with respect to Buyer, those recovered by any Company after Closing (collectively, the "Insurance Proceeds"). Any Losses incurred by any Indemnified Party with respect to any matter shall be calculated net of any Insurance Proceeds. If any Insurance Proceeds are received by any Indemnified Party after an Indemnifying Party has made a payment to such Indemnified Party pursuant to this Article 9, any such Indemnified Party shall promptly remit such Insurance Proceeds to the applicable Indemnifying Party. The Indemnified Party agrees to use its commercially reasonable efforts to pursue recovery of any Insurance Proceeds with respect to any matter that is the subject of a claim for indemnification prior to seeking indemnification under this Agreement.
(e)    Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable actions to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(f)    No Indemnifying Party shall be liable under Section 9.04(a) or 9.04(b) for any Losses if and to the extent such Losses consist of amounts that are payable by either Party pursuant to Section 2.04. In other words, there shall be no double counting or double recovery, under Section 9.04(a) or 9.04(b), with respect to amounts payable pursuant to Section 2.04.
(g)    Notwithstanding anything herein to the contrary, Sellers shall not be liable to any Buyer Indemnified Party with respect to any Losses, to the extent that such Losses would not have arisen but for, or have been increased as a result of, any voluntary act, omission or transaction carried out before the Closing by either Company at the written direction or request or with the written consent of Buyer.
9.05    Sources of Recovery. Subject in all respects to Sections 9.04, 9.06 and 9.08, each Buyer Indemnified Party shall only be entitled to recover any Losses as follows:
(a)    With respect to all amounts payable by Sellers to Buyer Indemnified Parties pursuant to Section 9.02(a) (other than by reason of Sellers' breach of any Seller Fundamental Representation), the Buyer Indemnified Parties' sole sources of recovery for Losses in excess of the Deductible shall be:
(i)    First, from the Indemnity Escrow Fund; and

(ii)    Secondly, to the extent that the Indemnity Escrow Fund has been exhausted and subject to Buyer paying the full amount of any then remaining retention with respect to the Representations and Warranties Insurance Policy, from the Representations and Warranties Insurance Policy. For the avoidance of doubt, in no event shall any Buyer Indemnified Party be entitled to recover directly from Sellers pursuant to Section 9.02(a), other than by reason of (A) any breach by one or more Sellers of any Seller Fundamental Representation, the recovery of which shall be governed by Section 9.05(b) or (B) Actual Fraud by any specific Seller, in which event such Buyer Indemnified Party shall only be entitled to recover directly from such specific Seller that has committed such Actual Fraud.
(b)    With respect to all amounts payable by Sellers to Buyer Indemnified Parties pursuant to Section 9.02(a) by reason of Sellers' breach of any Seller Fundamental Representations, the Buyer Indemnified Parties' sole sources of recovery shall be:
(i)    First, from the Indemnity Escrow Fund;
(ii)    Secondly, to the extent that the Indemnity Escrow Fund has been exhausted and subject to Buyer paying the full amount of any then remaining retention with respect to the Representations and Warranties Insurance Policy, from the Representations and Warranties Insurance Policy; and
(iii)    Thirdly, to the extent of all amounts payable by Sellers to Buyer Indemnified Parties pursuant to Section 9.02(a) from Sellers, severally and jointly (except with respect to the representations and warranties set forth in Article 3, as to which, in each case, such Buyer Indemnified Party may recover only from the Seller making each such representation or warranty and not from any other Seller).
(c)    With respect to all amounts payable by Sellers to Buyer Indemnified Parties pursuant to Section 9.02(b), the Buyer Indemnified Parties' sole sources of recovery shall be:
(i)    First, from the Indemnity Escrow Fund; and
(ii)    Secondly, to the extent that the Indemnity Escrow Fund has been exhausted, from Sellers, severally and jointly (except (A) that to the extent that, any obligation pursuant to Article 6 is only the obligation of a particular Seller(s), Buyer Indemnified Parties may recover only from such Seller(s) and not from any other Seller(s), (B) with respect to any breach by any individual Seller of such Seller's obligations pursuant to Sections 6.11, 6.12 or 6.13, as to which, in each case, such Buyer Indemnified Party may recover only from the Seller breaching such obligation and not from any other Seller or (C) that to the extent that any obligation pursuant to Article 7 is only the obligation of a particular Seller(s), Buyer Indemnified Parties may recover only from such specific Seller(s), jointly and severally, and not from any other Seller(s)).
9.06    Indemnification Procedures.
(a)    Third-Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Each such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the good faith estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(ii)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any such claim or legal proceeding as contemplated in this Section 9.06(a), the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) to conduct the defense of such claim or legal proceeding and shall have the right to take any action it deems necessary to avoid, dispute, defend, appeal or make counterclaims with respect to any Third-Party Claim in the name and on behalf of the Indemnified Party.
(iii)    If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party's right to control the defense thereof.
(iv)    If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.06(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.
(v)    Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to Section 6.12) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)    Settlement of Third-Party Claims.
(i)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 9.06(b). If a firm offer is made to settle a Third-Party Claim solely for monetary payment that will be paid by the Indemnifying Party without leading to liability or the creation of a financial or other obligation (or any injunctive or other form of relief) on the part of the Indemnified Party and its Affiliates and provides, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.
(ii)    If the Indemnified Party fails to consent to such firm offer within 10 Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the

Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement or other determination without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).
(c)    Direct Claims.
(i)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the good faith estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(ii)    The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the premises and personnel of any Company and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.
(iii)    If the Indemnifying Party does not so respond within such 30-day period (or if in its response it disputes such Direct Claim), the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
9.08    Exclusive Remedy. Other than with respect to Buyer's obligations pursuant to Section 10.03, the Parties acknowledge and agree that their sole and exclusive remedy with respect to (a) any and all claims for any breach (or alleged breach) of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, (b) otherwise with respect to the performance or breach of this Agreement, (c) the Transactions or (d) otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing in this Section 9.08, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement (including claims based upon fraud (including Actual Fraud)) it may have against the other Party, its Affiliates and each of their respective Representatives arising under or based upon any Law, whether at law or in equity, except pursuant to the indemnification provisions set forth in this Article 9. Each of the Parties acknowledges and agrees that it may not avoid such limitation on remedies by (i) seeking other damages for breach of contract, tort or other theory of liability (including claims based upon fraud (including Actual Fraud)), or other equitable relief, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a Party (or an heir, legal representative, successor or permitted assign with respect to any Party) for, or relating to or arising from, any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement. Notwithstanding anything to the contrary in this Section 9.08, this Section 9.08 shall not limit Buyer's right to seek or obtain any equitable relief to which Buyer shall be entitled pursuant to Section 11.15, against only such particular Seller, with respect to any post-Closing breach by any particular Seller of Sections 6.12 or 6.13.
9.09    Right of Setoff. Buyer or Buyer's Parent may offset any amounts to which any Buyer Indemnified Party is entitled under Sections 9.02(a) and 9.05(b)(iii) for breaches of Seller Fundamental Representations against any amounts otherwise payable hereunder by Buyer or Buyer's Parent to any one or more Sellers or Sellers' Representative on behalf of Sellers, including Earn-Out Payments and any and all other payments required by Buyer or Buyer's Parent hereunder, provided that the ability of Buyer's and Buyer's Parent to exercise such right of offset (a) shall be subject to the provisions of this Article 9, including Sections 9.04 and 9.05(b), and (b) may only be pursued to the extent the then Indemnity Escrow Fund is otherwise insufficient to satisfy the aggregate amount of all pending Indemnification Claims (the amount of the shortfall in the Indemnity Escrow Fund hereinafter the "Setoff Amount"). If Buyer or Buyer's Parent wishes to exercise the rights provided in this Section 9.09, (a) Buyer shall deliver to the Sellers' Representative a notice (a "Setoff Notice") specifying in reasonable detail the nature and dollar amount of the respective claims for breaches of Seller Fundamental Representations and the Setoff Amount and (b) to the extent of the claims set forth in the Setoff Notice are finally resolved in any Seller's favor (whether by mutual agreement of Buyer and Sellers' Representative or by final non-appealable order of a court of competent jurisdiction), Buyer or Buyer's Parent, as the case may be, shall within five Business Days thereafter pay the portion of the Setoff Amount resolved in Sellers favor to the Sellers, together with interest thereon in accordance with this Agreement.
ARTICLE 10

TERMINATION
10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    By the unanimous written consent of Sellers' Representative and Buyer;
(b)    By Buyer by written notice to Sellers' Representative if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any one or more Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 8.01 or 8.03 and such breach, inaccuracy or failure cannot be cured by Sellers on or before the Outside Date; or
(ii)    Any of the conditions set forth in Sections 8.01 or 8.03 shall not have been fulfilled on or before the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)    By Sellers' Representative by written notice to Buyer if:
(i)    No Seller is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 8.01 or 8.02 and such breach, inaccuracy or failure cannot be cured by Buyer on or before the Outside Date;
(ii)    Any of the conditions set forth in Sections 8.01 or 8.02 shall not have been fulfilled on or before the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(iii)    (A) All of the conditions set forth in Sections 8.01 and 8.03 have been satisfied (or, upon an immediate Closing, would be satisfied as of such Closing), (B) Sellers' Representative has delivered written notice to Buyer irrevocably confirming that the conditions set forth in Sections 8.01 and 8.02 have been satisfied or waived and Sellers are ready, willing and able to consummate the Transactions, and (C) Buyer fails to consummate the Transactions on or prior to the second Business Day following Sellers' Representative's delivery of the written notice specified in the immediately foregoing clause (B).
(d)    By Buyer or Sellers' Representative if:
(i)    There shall be any Law that makes the consummation of the Transactions illegal or otherwise prohibited; or
(ii)    Any Governmental Authority shall have issued a Governmental Order restraining or enjoining or seeking damages in respect of the Transactions or any Governmental Authority shall have instituted or threatened to institute any proceedings seeking a Governmental Order restraining or enjoining or seeking damages in respect of the Transactions.
10.02    Effect of Termination. If this Agreement is terminated in accordance with this Article 10, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:
(a)    Section 6.11, Section 6.12 and Article 11 and this Article 10 and the Parties' obligations under the Confidentiality Agreement shall survive the termination of this Agreement; and
(b)    Nothing in this Article 10 shall relieve any Party from liability for any willful and knowing breach of any covenant (as opposed to representations, warranties and conditions) of this Agreement if the other Party terminates this Agreement as a result of such breach.
10.03    Fees and Expenses Following Termination.
(a)    If this Agreement is terminated by Sellers' Representative pursuant to Section 10.01(c)(i) or 10.01(c)(iii), or by Buyer other than pursuant to Section 10.01(a), 10.01(b) or 10.01(d), then Buyer will pay, within two Business Days after such termination, to each Seller its pro rata share (based on the Seller Applicable Percentages) of a termination fee equal to $1,750,000, plus, up to a maximum of $400,000 for all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of each Seller and the Companies), incurred by each Seller and each of the Companies or otherwise on their behalf, during the period commencing on December 7, 2018 and ending on the date of the termination of this Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto (including the Transactions) (collectively, the "Termination Fee").
(b)    Buyer acknowledges and agrees that the provisions of this Section 10.03 are an integral part of the Transactions, and that, without such provisions, Sellers would not have entered into this

Agreement. If Buyer shall fail to pay the Termination Fee to Sellers within five Business Days after the termination of this Agreement that causes the Termination Fee to become payable, and, to obtain the payment from Buyer of the Termination Fee, Sellers' Representative makes a claim (including any Action) against Buyer that results in a judgment against Buyer, Buyer shall pay to Sellers' Representative the Termination Fee, plus the reasonable costs and expenses of Sellers' and of each Company (including their reasonable attorneys' fees and expenses) incurred or accrued in connection with such claim. Additionally, if Buyer shall fail to pay the Termination Fee to Sellers within five Business Days after the termination of this Agreement that causes the Termination Fee to become payable, Buyer shall pay to Sellers' Representative interest on the Termination Fee and, as applicable, on the amounts of any costs and expenses payable by Buyer pursuant to the immediately foregoing sentence at the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties acknowledge and agree that in no event shall Buyer be obligated to pay the Termination Fee on more than one occasion.
(c)    Notwithstanding anything to the contrary herein, the monetary remedies set forth in Sections 10.03(a) and 10.03(b) shall be the sole and exclusive remedies of Sellers (and the Companies) against Buyer, and Buyers' Parent and Affiliates thereof for any Losses suffered as a result of the failure of the Closing (and other Transactions) to be consummated and upon payment of the Termination Fee and, if applicable, such other amounts required to be paid under Section 10.03(b), none of Buyers, Buyers' Parent or Affiliates thereof shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
ARTICLE 11

MISCELLANEOUS
11.01    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer will be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
11.02    Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given and received: (a) on the date of delivery, if personally delivered by hand; (b) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; or (c) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier. Subject to the immediately foregoing sentence, each such notice shall be sent to the following addresses (as applicable):

If to Sellers, any Company or Sellers' Representative, to: Mario Catalano 3380 Islewood Avenue Weston, FL 33332 Phone: 786-395-1480 Email: MC@ACMOD.COM
With copies to (which shall not constitute notice):

Gunster, Yoakley & Stewart, P.A.
777 S. Flagler Drive
Suite 500 East
West Palm Beach, FL 33401
Attention: Michael V. Mitrione, Esq.
Phone: 561-650-0553
Fax: 561-655-5677
Email: mmitrione@gunster.com

If to Buyer, to: VSE Aviation, Inc. c/o VSE Corporation 6348 Walker Lane Alexandria, VA 22310 Attention: Thomas M. Kiernan, General Counsel Phone: 703-329-4721 Fax: 703-960-2688 Email: tmkiernan@vsecorp.com
With a copy to (which shall not constitute notice):
Arent Fox LLP
1717 K Street, NW
Washington, DC 20006
Attention: Carter Strong, Esq.
Attention: Cynthia Weiss, Esq.
Phone: 202-857-6252
Fax: 202-857-6395
Email: carter.strong@arentfox.com
Email: cynthia.weiss@arentfox.com

11.03    Recitals; Interpretation. The recitals are hereby incorporated by reference into the Agreement for all purposes. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; and (d) the word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends and such phrase does not simply mean "if." Unless the context otherwise requires, references in this Agreement: (i) to "Articles," "Sections," "Schedules," "Disclosure Schedules," and "Exhibits" mean, respectively, the referenced Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (iii) "DS Section" means the referenced section of the Disclosure Schedules; and (iv) to applicable "Law(s)" or a "statute" means such Law(s) or statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules, Disclosure Schedules and Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.
11.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
11.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the Transactions can be consummated as originally contemplated to the greatest extent possible.

11.06    Entire Agreement. This Agreement, the Exhibits and Disclosure Schedules, the other documents referred to in this Agreement to be delivered in connection with the consummation of the Transactions and the Confidentiality Agreement, constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement and in such Exhibits, Disclosure Schedules, other documents and the Confidentiality Agreement, and supersede all prior and contemporaneous representations, warranties, negotiations, discussions, proposals, undertakings, understandings, covenants and agreements (including draft agreements (including non-final versions of this Agreement)), both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits or Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), any such other documents or the Confidentiality Agreement, the statements in the body of this Agreement shall control. For the avoidance of doubt and without limiting the generality of the foregoing in this Section 11.06, that certain letter of intent, dated as of December 6, 2018, shall, immediately upon the Closing, terminate and be of no further force or effect.
11.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties (for the avoidance of doubt, the consent of Sellers' Representative shall constitute the consent of Sellers); except that, without any further consent of any Seller or Sellers' Representative, each of Buyer, and Buyer's Parent may assign, collaterally or otherwise, its rights, title and interests under, to and in this Agreement to one or more of its lenders, including Citizens Bank of Pennsylvania, as Administrative Agent, as security for the covenants, agreements and obligations of Buyer, Buyer's Parent and their Subsidiaries, including the Companies, under the Fourth Amended and Restated Business Loan and Security Agreement dated January 5, 2018, by and among Buyer's Parent and other Borrower parties thereto (consisting of subsidiaries of Buyer's Parent, including Buyer), Citizens Bank of Pennsylvania, Citizens Bank, National Association, and a syndicate of several other banks, as such agreement may be amended, modified or supplemented. No assignment shall relieve the assigning Party or Parties of any of its (or their) obligations pursuant to this Agreement. Any attempted assignment in breach of this Section 11.07 shall be void and without effect, ab initio.
11.08    No Third-Party Beneficiaries. Except as provided in Sections 6.06 and 11.20(b) and Article 9, this Agreement is for the sole benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
11.10    Enforcement Costs. Except as otherwise specifically provided in this Agreement, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief which such Party or Parties may be entitled. Attorneys' fees shall include paralegal fees, investigative fees, administrative costs, sales and use taxes and all other reasonable charges billed by the attorney to the prevailing Party or Parties (including any fees and costs associated with collecting such amounts).
11.11    Governing Law; Jurisdiction; Dispute Resolution Process.
(a)    This Agreement, the negotiation, execution, terms and performance of this Agreement, the rights of the Parties under this Agreement, and all Actions arising, in whole or in part, under or in connection with or related to this Agreement or the Transactions shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.
(b)    The Parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or will occur exclusively in Broward County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought exclusively in the courts of record of the State of Florida in Broward County or the United States District Court, Southern District of Florida in Broward County. Each Party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under Laws.
(c)    Notwithstanding anything to the contrary in this Agreement, each of the Parties agrees that, prior to commencing litigation seeking monetary damages with respect to the Transactions, the Parties agree to use commercially reasonable efforts to try to resolve the dispute, including by meeting promptly, in person on at least one occasion. If the Parties are unable to reach agreement on a resolution of such dispute within 20 days of an initial meeting, the Parties agree to submit, for a period of 60 days, to voluntary non-binding mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boca Raton, FL Resolutions Center (or any successor location), to be conducted in the State of Florida, Broward County (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Parties or affect the Parties' other rights).
11.12    No Construction Against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any Party on the basis that such Party, or its counsel, drafted this Agreement.
11.13    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
11.14    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic

Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
11.15    Equitable Remedies. Subject in all respects to Section 9.08 and only to the extent contemplated by the last sentence of Section 9.08, (a) each of the Parties acknowledges that in the event of a post-Closing breach of Section 6.12 or Section 6.13 by a particular Seller, Buyer may be irreparably damaged (and damages at law may be an inadequate remedy) if Section 6.12 or Section 6.13 (each to the extent applicable) is not specifically enforced against such Seller and (b) therefore, in the event of a breach or threatened breach of Section 6.12 or Section 6.13 by a particular Seller, then Buyer shall be entitled, in addition to all other rights or remedies of Buyer pursuant to Section 9.08, to seek an injunction against such Seller restraining such breach.
11.16    Sellers' Representative. By the execution and delivery of this Agreement, Sellers hereby irrevocably constitute and appoint Catalano as the true and lawful representative agent and attorney-in-fact ("Sellers' Representative") of Sellers with full power of substitution to act in the name, place and stead of Sellers with respect to the consummation of the Transactions, including the transfer of the Equity Interests owned by Sellers to Buyer in accordance with this Agreement, and to do or refrain from doing all such further acts and things and execute all such documents as Sellers' Representative shall deem necessary or appropriate in connection with the Transactions, including the power:
(a)    to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement or any other certificate, instrument, amendment, modification, waiver, consent or agreement entered into in connection with this Agreement or the consummation of the Transactions or in connection therewith; without limiting the generality of the foregoing in this Section 11.16(a), this Section 11.16(a) shall grant Sellers' Representative the power to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of, and right to receive, any amounts pursuant to Article 2, or under the Escrow Agreement and (B) disputes with respect to Closing Cash Amount, Working Capital or Straddle Tax Returns pursuant to Article 2 and Article 7, respectively; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of Sellers in connection with this Agreement and the Sellers' Representative deems to be in the best interests of Sellers; and (iii) receive notice on behalf of Sellers as explicitly provided for in this Agreement. Notwithstanding anything to the contrary in this Section 11.16(a), this Section 11.16(a) shall not be applicable with respect to any matter (including any Action) if such matter (x) is initiated solely by Catalano, (y) consists of an Action solely against Catalano or (z) otherwise relates solely to Catalano.
(b)    to enter into the Escrow Agreement on behalf of Sellers;
(c)    to take such actions and to execute and deliver such certificates, assignments separate from certificate instruments, amendments, modifications, waivers, consents or agreements or other writings that Sellers' Representative deems necessary, desirable or appropriate to give effect to the matters set forth in this Agreement or in connection with the consummation of the Transactions or any such certificates, instruments, amendments, modifications, waivers, consents or agreements or other writings;
(d)    to receive funds, including the Earn-Out Payments, as set forth in this Agreement and give receipts for such funds, it being understood that any such funds received by Sellers' Representative under this Agreement on behalf of Sellers shall be distributed by Sellers' Representative to Sellers pro rata (based on the Seller Applicable Percentages) as if such funds were distributed directly to Sellers;

(e)    to do or refrain from doing any further act or deed on behalf of Sellers that Sellers' Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present (other than any act or deed with respect to any matter (including any Action) if such matter (i) is initiated solely by Catalano, (ii) consists of an Action solely against Catalano or (i) otherwise relates solely to Catalano); and
(f)    to exercise any powers or otherwise act on behalf of Sellers as explicitly provided for in this Agreement.
The appointment of Sellers' Representative shall be deemed coupled with an interest. All notices or payments made or delivered by Buyer to Sellers' Representative for the benefit of Sellers and in accordance with the provisions of this Agreement shall discharge in full all liabilities and obligations of Buyer to Sellers with respect thereto. Sellers hereby confirm all that Sellers' Representative shall do or cause to be done by virtue of his appointment as Sellers' Representative. Sellers' Representative shall act for Sellers on all of the matters explicitly set forth in this Agreement in the manner Sellers' Representative believes to be in the best interest of Sellers and consistent with the obligations under this Agreement, but Sellers agree that Sellers' Representative shall not be responsible to Sellers for any loss or damages Sellers may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the Law or gross negligence in the performance of Sellers' Representative's duties under this Agreement. If Catalano becomes unable to serve as Sellers' Representative for any reason or for no reason, the Sellers holding a majority of the Seller Applicable Percentages may designate another Person to be Sellers' Representative and such Person shall succeed such Sellers' Representative as so becomes unable to serve as Sellers' Representative. As a condition to the appointment of any such other Sellers' Representative, such Person will execute a counterpart to this Agreement and be bound by the terms of this Agreement and provide written notice of same to Buyer.
11.17    Certain Disclaimers.
(a)    No Additional Representations of Sellers. BUYER ACKNOWLEDGES THAT (i) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY SELLER, AND BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 (AND IN THE CLOSING CERTIFICATES), NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY COMPANY, THE BUSINESS OF ANY COMPANY OR ANY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR OPERATIONS OF ANY COMPANY, AND BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
(b)    No Additional Representations of Buyer. EACH SELLER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER, AND EACH SELLER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
11.18    Legal Representation. Gunster, Yoakley & Stewart, P.A. ("Gunster") represents the Companies and Sellers in connection with the preparation, negotiation and consummation of this Agreement, the transaction documents contemplated by this Agreement and the transactions contemplated herein and therein. Gunster does not represent Buyer in connection with this Agreement, the transaction documents contemplated by this Agreement and the transactions contemplated herein and therein. Buyer is encouraged to engage its own legal counsel in connection with the preparation, negotiation and consummation of this Agreement, the transaction documents contemplated by this Agreement and the transactions contemplated herein and therein. Buyer acknowledges and agrees that it has had sufficient time to review and understand this Agreement, the transaction documents contemplated by this Agreement and the transactions contemplated herein and therein, and has either reviewed this Agreement with its own legal counsel, or has knowingly declined to seek the assistance of its own legal counsel in connection with the preparation, negotiation and consummation of this Agreement, the transaction documents contemplated by this Agreement and the transactions contemplated herein and therein.
11.19    POST-CLOSING REPRESENTATION OF SELLERS AND SELLERS' REPRESENTATIVE BY GUNSTER. IN ANY DISPUTE OR PROCEEDING ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT FOLLOWING THE CLOSING, ANY SELLER OR SELLERS' REPRESENTATIVE WILL HAVE THE RIGHT, AT ITS ELECTION, TO RETAIN GUNSTER TO REPRESENT IT IN SUCH MATTER. BUYER, FOR ITSELF AND EACH COMPANY AND FOR THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES ANY CONFLICTS OF INTEREST ARISING FROM SUCH REPRESENTATION AND CONSENTS TO ANY SUCH REPRESENTATION IN ANY SUCH MATTER AND, FOR THE AVOIDANCE OF DOUBT, NO FURTHER WAIVER OF ANY CONFLICT OF INTEREST SHALL BE REQUIRED FROM BUYER, ANY COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, SUCCESSORS OR ASSIGNS IN CONNECTION WITH ANY SUCH REPRESENTATION.
11.20    Attorney-Client Privilege.
(a)    All communications between any Seller, either Company or any of their respective Affiliates (or any of the foregoing Persons' agents or advisors), on the one hand, and Gunster, on the other hand, to the extent relating to the negotiation, preparation, execution, delivery or consummation (as applicable) of this Agreement or the Transactions (the "Privileged Communications") on or before the Closing Date shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Sellers and shall not pass to or be claimed by Buyer or either of the Companies. Accordingly, neither Buyer nor, from and after the Closing, either Company shall have access to any Privileged Communications or to the files of Gunster relating to such negotiation, preparation, execution, delivery or consummation of this Agreement or the Transactions. Without limiting the generality of the foregoing in this Section 11.20(a), (i) each Seller (and not Buyer or either Company) shall be the sole holder of the attorney-client privilege with respect to such engagement and the Privileged Communications, and none of Buyer or either Company shall be a holder thereof, (ii) to the extent that files of Gunster in respect of such engagement constitute property of the client, only Sellers (and not Buyer or either Company) shall hold such property rights and (iii) Gunster shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or either Company by reason of any attorney-client relationship between Gunster, on the one hand, and either Company, on the other hand, or otherwise.
(b)    Sections 11.18 and 11.19 and this Section 11.20 are intended for the benefit of, and shall be enforceable by, Gunster. Each of Sections 11.18 and 11.19 and this Section 11.20 shall be irrevocable. None of Section 11.18, Section 11.19 nor this Section 11.20 may be amended, waived or modified, without the prior written consent of Gunster. Gunster is an intended third party beneficiary of each of Sections 11.18 and 11.19 and this Section 11.20.

11.21    Terminations of Share Restriction Agreement and Consents and Waivers With Respect to Share Restriction Agreement. Each Seller (to the extent applicable) hereby (a) acknowledges and agrees that, effective as of the Closing, that certain Share Restriction Agreement for the Ohio Company, effective as of October 19, 2006 (the "Share Restriction Agreement"), will, by its terms, terminate and ratifies and approves each such termination; (b) waives, in all respects, all rights that such Seller has under each the Share Restriction Agreement in connection with execution of this Agreement or the consummation of the Transactions, including (i) all requirements that any Seller provide any consent with respect to or otherwise approve the execution of this Agreement or the consummation of the Transactions; and (ii) all rights with respect to any transfer of any sale, exchange, gift, bequest, pledge, grant of a security interest in, or other alienation or disposition whatsoever of, any Equity Interests or any interest therein (including, any rights of first refusal); and (c) provides all consents of such Seller that are required from such Seller under each the Share Restriction Agreement in connection with execution of this Agreement or the consummation of the Transactions.
11.22    JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATED TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS SECTION 11.22. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS SECTION 11.22. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION 11.22.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective duly authorized representatives.

SELLERS:

Jose B. Sardinas, Jr., as Trustee of the Revocable Trust Agreement of Jose B. Sardinas, Jr., dated May 19, 2015, and Individually

Mario Catalano, as Trustee of the Revocable Trust Agreement of Mario Catalano, dated November 20, 2014, and Individually

Carolyn M. Jang Yeazel

Octavio Emilio Silva

Michael A. Barcey

BUYER:

VSE Aviation, Inc., a Delaware corporation

By:
Paul W. Goffredi, President

BUYER'S PARENT:

VSE Corporation, a Delaware corporation

By:
Maurice A. Gauthier, Chief Executive Officer
and President

SELLERS' REPRESENTATIVE:

By:
Mario Catalano

Signature Page to Share Purchase Agreement

COMPOSITE EXHIBIT A
EMPLOYMENT AGREEMENTS
See attached.

EXHIBIT B
ESCROW AGREEMENT
See attached.

EXHIBIT C
FAA ACCEPTED CAPABILITY LIST
See attached.

EXHIBIT D
GROSS PROFIT; EARN-OUT CALCULATIONS

See attached.

EXHIBIT E
REPRESENTATIONS AND WARRANTIES INSURANCE POLICY
See attached.